AMENDED AND RESTATED LOAN AGREEMENT


		THIS AMENDED AND RESTATED LOAN AGREEMENT is made and entered into as of March 26, 1997, by and among (i) STEEL TECHNOLO-GIES INC., a Kentucky corporation with principal office and place of business in Louisville, Kentucky (the "Borrower"), (ii) (a) PNC BANK, KENTUCKY, INC., a Kentucky banking corporation with principal office and place of business in Louisville, Kentucky ("PNC"), (b) NATIONAL CITY BANK OF KENTUCKY, a national banking association with principal office and place of business in Louisville, Kentucky ("National City"), (c) NBD BANK, N.A., a national banking associa-tion with principal office and place of business in Detroit, Michigan ("NBD"), and (d) SUNTRUST BANK, NASHVILLE, N.A., a national banking association with principal office and place of business in Nashville, Tennessee ("SunTrust") (each of PNC,
National City, NBD and SunTrust is hereinafter individually referred to as a "Bank," and all of the same are hereinafter collectively referred to as the "Banks"), and (iii) PNC BANK, KENTUCKY, INC., in its capacity as agent for the Banks (in such capacity, the "Agent").

	PRELIMINARY  STATEMENTS

		A.	Borrower, the Banks and the Agent are parties to
that certain Loan Agreement dated as of October 15, 1994 (the
"Original Loan Agreement"), as amended pursuant to (i) that certain First Amendment to Loan Agreement dated as of January 17, 1997, among the Borrower, the Banks and the Agent (the "First Amend-ment"), (ii) that certain Second Amendment to Loan Agreement dated as of April 6, 1995, among the Borrower, the Banks and the Agent
(the "Second Amendment"), (iii) that certain Third Amendment to
Loan Agreement dated as of October 14, 1995, among the Borrower, the Banks and the Agent (the "Third Amendment"), and (iv) that certain Fourth Amendment to Loan Agreement dated as of October 11,
1996, among the Borrower, the Banks and the Agent (the "Fourth Amendment"), pursuant to which the Banks established a revolving credit facility in the current maximum permitted principal amount of Thirty Million Dollars ($30,000,000) in favor of the Borrower
(the "Revolver") for the purposes set forth in Section 2.5 of the Original Loan Agreement, and the Line of Credit in the current maximum permitted principal amount of Twenty-Five Million Dollars ($25,000,000) for the purposes set forth in the Fourth Amendment, and PNC has established the Swing Line Loan Commitment described in the Fourth Amendment.

		B.	The Borrower, the Banks and the Agent now desire to
enter into this Amended and Restated Loan Agreement (referred to hereinafter as the "Loan Agreement") in order to (i) amend and restate the Original Loan Agreement by incorporating the changes effected by the First Amendment, the Second Amendment, the Third
Amendment and the Fourth Amendment, (ii) provide for the consent by the Banks and the Agent to the acquisition by Borrower of all of the issued and outstanding capital stock of Atlantic Coil Process-ing, Inc., a North Carolina corporation ("Atlantic") that upon such acquisition shall become a new Subsidiary of Borrower, (iii) permit loans and advances from Borrower to Atlantic in a maximum aggregate amount at any one time outstanding of $22,000,000, (iv) require
Borrower to cause Atlantic to deliver to the Agent, on or before ninety (90) days following written notice to Borrower from the Requisite Banks, as hereinafter defined, the absolute, uncondition-al and joint and several guaranty of payment by Atlantic in favor of Agent and the Banks of all of the Obligations, and (v) otherwise to the effect set forth herein.

		NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

	SECTION 1
	DEFINITIONS

	1.	Definitions and Cross Reference.  The following terms
used in this Loan Agreement shall have the following meanings:

		1.1. "Adjusted LIBOR Rate" means, on the particular Interest Rate Determination Date, the rate determined by dividing
(i) the per annum rate of interest equal to the offered rates for deposits in Dollars for the applicable Interest Period which appear on Page 3750 of the TELERATE rate reporting system or other similar system as of approximately 13:00 A.M., Greenwich Mean Time on the Interest Rate Determination Date, except as provided below, by (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) that is specified on the first day of the applicable Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency) for determining the maximum reserve requirement with re-spect to eurocurrency funding (currently referred to as "Eurocur-rency liabilities" in Regulation D of such Board) maintained by a member bank of such System. It is expressly understood that each Bank may or may not actually purchase any such time deposits and obtain such funds and the Adjusted LIBOR Rate will be an estimate and, for a variety of reasons, including changing market condi-tions, the actual cost of funds to the Banks (if the Banks elect to purchase funds in the form of time deposits on such date) might vary from the Agent's estimate of the Adjusted LIBOR Rate. Each determination by the Agent of the Adjusted LIBOR Rate shall be conclusive and binding on the Borrower in the absence of manifest error on the part of the Agent.

		1.2. "Affected Bank" has the meaning assigned to that term in Sections 2.1B, 2.2G(ii), 2.6C, 2.8A, 2.8B and 2.8C hereof.

		1.3. "Affiliate" means, as applied to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with, that Person, (ii) any other Person that, directly or indirectly, owns or controls, whether beneficial-ly or as a trustee, guardian or other fiduciary, 10% or more of the stock having ordinary voting power in the election of directors of such Person, or (iii) each of such Person's directors and officers appointed by the board of directors of such Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

		1.4. "Agent" has the meaning assigned to that term in the introduction to this Loan Agreement, and includes any successor Agent under Section 9.13 hereof.

		1.5. "And/or" means one or the other or both, or any one or more or all, of the things or persons or parties in connection with which the conjunction is used.

		1.6.	"Applicable Letter of Credit Fee" means each per
annum percentage set forth in the table appearing in Section
2.7F(ii) of this Loan Agreement.

		1.7.	"Applicable LIBOR Rate Margin" means each per annum
percentage set forth in the table appearing in Section 2.2A(ii) of this Loan Agreement.

		1.8.	"Applicable Revolver Commitment Fee" means each per
annum percentage set forth in the table appearing in Section
2.3A(i) of this Loan Agreement.

		1.9. "Application and Agreement For Letter of Credit" means the document substantially in the form of Exhibit C annexed hereto, as the same may be amended or modified from time to time by PNC, with appropriate insertions and deletions, with respect to the proposed issuance or amendment of a Letter of Credit.

		1.10. "Assignment Agreement" means an Assignment Agreement between an assigning Bank and its Eligible Assignee, substantially in the form of Exhibit E-1 annexed hereto with respect to the Revolving Loan Commitment, and Exhibit E-2 annexed hereto, with respect to the Line of Credit Commitment.

		1.11. "Atlantic" means Atlantic Coil Processing, Inc., a North Carolina corporation.

		1.12. "Atlantic Guaranty Agreement" means the absolute, unconditional and joint and several guaranty of payment by Atlantic of the Obligations, substantially in the form of Exhibit A hereto.

		1.13. "Authorized Officer" means the President, the Chief Financial Officer and any other officer of the Borrower who, by the Articles of Incorporation, Bylaws or Resolutions of the Board of Directors of the Borrower, is authorized to execute and deliver this Loan Agreement and the other Loan Instruments on behalf of the Borrower.

		1.14. "Bank" and "Banks" have the meanings assigned to those terms in the introduction to this Loan Agreement and shall include PNC in its individual capacity.

		1.15. "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy" as now and hereafter in effect, or any successor statute.

		1.16. "Base Rate" means, at the time of its selection, the higher of (i) the Prime Rate, or (ii) the Federal Funds Rate plus one percent (1%); provided, in the event that, and during the periods that, the Federal Funds Rate cannot be determined by the Agent under the circumstances specified in Section 2.2 hereof, the Base Rate shall be the Prime Rate.

		1.17. "Base Rate Loans" means Revolving Loans, Swing Line Loans or Line of Credit Advances made to the Borrower and bearing interest at rates determined by reference to the Base Rate as provided in Sections 2.2A and 2.2G hereof.

		1.18. "Borrower" has the meaning assigned to that term in the introduction to this Loan Agreement.

		1.19. "Business Day" means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the jurisdiction in which each Bank maintains its office for purposes of performing its obligations under this Loan Agreement as set forth on the signature pages of this Loan Agreement or is a day on which banking institutions located in such jurisdiction are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in dollar deposits in the London interbank market.

		1.20. "Capital Expenditures" means, for any period, the aggregate of all expenditures (whether in cash or accrued as liabilities and including that portion of Capital Leases originally incurred during such period which is capitalized on the balance sheet of the Borrower) incurred by the Borrower during such period that, in conformity with GAAP, are included in the balance sheet of the Borrower.

		1.21. "Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

		1.22. "Change in Control" means (i) the acquisition by any Person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of more than 50% of the Voting Stock of the Borrower, including any such acquisition by merger or consolidation, or (ii) the acquisition by any Person or "group" (as defined in Section 13(d)(3) of the Securities Exchange
Act of 1934, as amended) of more than 20% of the Voting Stock of the Borrower, including any such acquisition by merger or consoli-dation, and, at any time following an acquisition described in this clause (ii), the Continuing Directors shall not constitute a majority of the Board of Directors of the Borrower.

		1.23. "Closing Date" means October 15, 1994 or, if later, the date on which the conditions set forth in Section 3.1 hereof are satisfied.

		1.24. "Commitment Fee" or "Commitment Fees" has the meaning specified in Section 2.3A hereof.

		1.25. "Commitment Fee Pro Rata Shares" means, with respect to each Bank's share of each Commitment Fee paid by the Borrower, the percentage determined by dividing (i) the average daily amount of the unused portion of such Bank's Revolving Loan Commitment during the period for which the Commitment Fee is payable, by (ii) the aggregate average daily amount of the unused portions of all of the Banks' Revolving Loan Commitments during the period for which the Commitment Fee is payable. For purposes of determining the Banks' respective Commitment Fee Pro Rata Shares from time to time, the Letter of Credit Usage shall constitute usage of each Bank's Revolving Loan Commitment in accordance with its Pro Rata Share.

		1.26. "Compliance Certificate" means a certificate sub-stantially in the form of Exhibit D annexed hereto delivered by the Borrower to the Agent on behalf of the Banks pursuant to Section
5.3(c) hereof.

		1.27. "Confidentiality Agreement" means a Confidenti-ality Agreement between a potential Eligible Assignee and the Borrower substantially in the form of Exhibit F annexed hereto.

		1.28. "Consolidated Current Assets" means all current assets of the Borrower and its Consolidated Subsidiaries as deter-mined on a consolidated basis in accordance with GAAP consistently applied.

		1.29. "Consolidated Current Liabilities" means all current liabilities of the Borrower and its Consolidated Subsidiar-ies as determined on a consolidated basis in accordance with GAAP consistently applied; provided, however, that the aggregate principal balance of all Revolving Loans outstanding from time to time under this Loan Agreement shall not constitute a Consolidated Current Liability notwithstanding the accounting thereof under GAAP.

		1.30. "Consolidated Interest Expense" means, for any period, total interest expense (including that attributable to Capital Leases in conformity with GAAP) of the Borrower and its Consolidated Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Consolidated Subsidiaries on a consolidated basis, including, without limita-tion, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs and benefits under interest rate agreements, whether payable in cash or accrued (including amortization of discount), all as determined on a consolidated basis in conformity with GAAP.

		1.31. "Consolidated Long-Term Debt" means, as at any date on which the amount thereof shall be determined, the aggregate unpaid principal of all Indebtedness for borrowed money, the aggre-gate amount due under all Capital Leases entered into by the Bor-rower or any of its Consolidated Subsidiaries over the respective terms of such Capital Leases, and the deferred purchase price of property, in each case which is not payable within a period of one year from the date determination of Consolidated Long-Term Debt is being made, plus any such Indebtedness which is payable within one year from the date determination of Consolidated Long-Term Debt is being made but which may be renewed or extended at the option of the particular obligor thereunder, all as determined on a consoli-dated basis in accordance with GAAP.

		1.32. "Consolidated Net Income" means, for any period, the net income (or loss) of the Borrower and its Consolidated
Subsidiaries for such period taken as a single accounting period determined on a consolidated basis in accordance with GAAP;
provided that there shall be excluded from Consolidated Net Income any after-tax gains or losses attributable to the sale of assets outside the ordinary course of business.

		1.33. "Consolidated Rent Expense" means, for any period, all rent, including, without limitation, all common area maintenance charges, pass-through operating expenses and other out-of-pocket operating expenses of the lessor characterized as additional rent, paid or payable by the Borrower and its Consoli-dated Subsidiaries during such period under all operating leases to which the Borrower or any of its Consolidated Subsidiaries is a party or is subject to or otherwise bound.

		1.34. "Consolidated Subsidiaries" means at any particu-lar time, Wabash, the Mexican Subsidiary, and from and after the acquisition by Borrower of more than 50% of outstanding voting stock of Atlantic, if applicable, Atlantic, together with all other Subsidiaries of the Borrower whose accounts are or should be consolidated with those of the Borrower in accordance with GAAP.
The Joint Ventures shall not be deemed to be Consolidated Subsid-iaries for purposes of this Loan Agreement.

		1.35. "Consolidated Tangible Net Worth" means, as at any date on which the amount thereof shall be determined, (i) the consolidated stockholders equity of the Borrower and its Consoli-dated Subsidiaries, less (ii) the sum of the aggregate amount of all intangible assets of the Borrower and its Consolidated Subsidi-aries, including, without limitation, lease acquisition costs, patents, patent rights, trademarks, goodwill, rights to refund and indemnification and any other assets which would be treated as an intangible asset under GAAP, plus the amount of any write-up in the book value of any assets of the Borrower and its Consolidated Subsidiaries in excess of the cost thereof to the Borrower and its Consolidated Subsidiaries, in each case as determined by reference to the most recent consolidated balance sheet of the Borrower, as determined on a consolidated basis in accordance with GAAP.

		1.36. "Consolidated Total Capitalization" means, as at any date on which the amount thereof shall be determined, the sum of the Consolidated Total Debt plus the stockholders' equity of the Borrower as at such date, in each case as determined on a consoli-dated basis in accordance with GAAP.

		1.37. "Consolidated Total Debt" means, as at any date on which the amount thereof shall be determined, (i) all Indebted-ness for borrowed money of the Borrower and its Consolidated Subsidiaries on a consolidated basis as at such date, including, without limitation, all unpaid Obligations, all amounts due under all Capital Leases entered into or assumed by the Borrower or any of its Consolidated Subsidiaries and all Contingent Obligations of the Borrower or any of its Consolidated Subsidiaries, all as determined on a consolidated basis in accordance with GAAP.

		1.38. "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any indebtedness, lease, dividend, letter of credit or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holder of such obligation will be pro-tected (in whole or in part) against loss in respect thereof, or
(ii) under any letter of credit issued for the account of or for which that Person is otherwise liable for reimbursement thereof, or
(iii) under interest rate swap agreements, interest rate collar agreements or other similar arrangements providing interest rate protection, in each case as marked to market. Contingent Obliga-tions shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, and (b) any liability of such Person for the obligations of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), (2) to maintain the solvency of any balance sheet item, level of income or financial condition of another, or (3) to make take-or-pay or similar pay-ments if required regardless of non-performance by any other party or parties to an agreement, if the case of any agreement described under subclauses (1), (2) or (3) of this sentence the primary pur-pose or intent thereof is as described in clause (i) of the preced-ing sentence. The amount of any Contingent Obligation, as at any time of determination, shall be equal to the amount of the obliga-tion so guaranteed or otherwise supported at such time of determi-nation which amount shall be deemed to be the amount of such obli-gation guarantied, as reasonably estimated by the Borrower, if such amount cannot be specifically determined at the time of determi-nations. The term "Contingent Obligations" specifically includes, with respect to the Borrower, all obligations of the Borrower to reimburse PNC for all drafts honored by PNC under the existing letters of credit issued by PNC for the account of the Borrower.

		1.39. "Continuing Director" means any member of the Board of Directors of the Borrower who is a member of such Board on the Closing Date and any Person who is a member of such Board and whose nomination as a director was approved by a majority of the Continuing Directors then on the Board of Directors of the Borrower.

		1.40. "Covered Tax" means any Tax that is not an Excluded Tax.

		1.41. "Date of Determination" means, for purposes of determining the applicable Pricing Level on any Pricing Level
Calculation Date, the forty-fifth (45th) day following the last day of the most recent Fiscal Quarter of the Borrower.

		1.42. "Default Rate" means, upon the occurrence and during the continuation of the Events of Default referred to in Sections 7(a) and 7(b) of this Loan Agreement, as well as upon the acceleration of the maturity of the Obligations due to the occurrence of any other Event of Default: (i) with respect to Line of Credit Advances, Revolving Loans and Swing Line Loans, a variable rate per annum equal to the sum of (a) two percent (2%) per annum, plus (b) the Base Rate; and (ii) with respect to Letters of Credit outstanding on the date of the occurrence of such Event of Default or thereafter issued by PNC during the continuation of such Event of Default (it being understood that PNC has no obligation to issue any Letter of Credit upon the occurrence and during the continuation of any Event of Default), a Letter of Credit Fee equal to the sum of (a) two percent (2%) per annum, plus
(b) the Letter of Credit Fee Percentage.

		1.43.  "Dollars" means the lawful money of the United
States of America.

		1.44. "Effective Date" means the effective date of this Loan Agreement as defined in and subject to the conditions described in Section 3.1 hereof.

		1.45. "Eligible Assignees" means (i) each Bank and each Affiliate of each Bank, (ii) any commercial bank, insurance com-pany, savings bank or other financial institution to which a Bank desires to sell all or a permitted portion of its Revolving Loans and Revolving Loan Commitment pursuant to Section 10.A. hereof, and
(iii) any commercial bank, insurance company, savings bank or other financial institution selected by the Borrower and to which the Borrower directs any Bank to sell its Revolving Loans and Revolving
Loan Commitment pursuant to Section 10.A hereof.

		1.46. "Eligible Investments" means (i) callable direct, general obligations of the United States of America, or any obli-gations unconditionally guaranteed as to the timely payment of principal and interest by the full faith and credit of the United
States of America, (ii) bonds, notes or debentures issued by the Federal Home Loan Banks, the Export-Import Banks of the United
States of America, the Federal National Mortgage Association, the Government National Mortgage Association, or any agency or instru-mentality of the government of the United States of America which shall be established for the purpose of acquiring the obligations of any of the foregoing, (iii) obligations of a deposit-taking institution whose deposits are insured by the bank insurance fund maintained by the Federal Deposit Insurance Corporation, provided the principal plus interest to accrue over the term of the deposit is fully insured by the Bank Insurance Fund, (iv) investment grade securities with a maturity of one year or less, rated BBB or better by Standard and Poor's Corporation or Baa or better by Moody's In-vestor Services, Inc., and (v) such other investments as shall be reasonably acceptable to the Agent.

		1.47. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

		1.48. "Events of Default" means the occurrence or happening of any of the matters set forth in Section 7 hereof.

		1.49. "Excluded Tax" means any of the following taxes, levies, imposts, duties, deductions, withholdings or charges, and all liabilities with respect thereto: (i) Taxes imposed on the net income of a Bank, the Agent or a Tax Transferee (including without limitation branch profits taxes, minimum taxes and taxes computed under alternative methods, at least one of which is based on net income (collectively referred to as net income taxes") by (A) the United States of America, (B) the jurisdiction under the laws of which such Bank, the Agent or Tax Transferee is organized or any political subdivision thereof, or (C) the jurisdiction of such Bank's, Tax Transferee's or the Agent's applicable lending office or any political subdivision thereof, or (D) any jurisdiction in which the Bank, the Agent or Tax Transferee is doing business, (ii) any Taxes to the extent that they are in effect and would apply to a payment to such Bank or the Agent, as applicable, as of the Closing Date, or as of the date such Person becomes a Bank, in the case of any Eligible Assignee pursuant to Section 10 hereof, (iii) any Taxes that are in eft and would apply to a payment to a Tax Transferee as of the date of acquisition of the Revolving Loans by such Tax Transferee or the date of the change of lending office of such Tax Transferee, as the case may be (provided however that a Person shall not be considered a Tax Transferee for purposes of this clause (iii) as a result of a change of its lending office or the taking of any other steps pursuant to Section 2.9 hereof), (iv) any Taxes to the extent of any credit or other Tax benefit avail-able to such Bank, Tax Transferee or the Agent, as applicable, as a result thereof, or (v) any Taxes that would not have been imposed but for the failure by the Agent or such Bank or Tax Transferee, as applicable, to provide and keep current any certification or other documentation required to qualify for an exemption from or reduced rate of any Tax.

		1.50. "Federal Funds Rate" means the interest rate per annum equal to the Weighted Average of the average national federal funds rate which shall be computed on a monthly basis using the daily average national federal funds rate as released each Business
Day by the Federal Reserve Bank of New York, provided that if the Federal Reserve Bank of New York ceases releasing such information such rate shall be obtained by the Agent from another generally recognized source. For the purposes of this definition, the term "Weighted Average" shall mean the quotient of (A) the sum of the products for each day of the relevant calendar month of (1) each Base Rate Loan multiplied by (2) the average national federal funds rate for such day divided by (B) the aggregate amounts of all Base
Rate Loans for each day of such calendar month.

		1.51. "Fiscal Quarter" means a fiscal quarter of the Borrower. The Fiscal Quarters of the Borrower currently end on the last day of December, March, June and September.

		1.52. "Fiscal Year" means a fiscal year of the Borrower. The Fiscal Year of the Borrower currently ends on September 30 of each calendar year.

		1.53. "Funding Date" means the date of the funding of a Revolving Loan, a Swing Line Loan or a Line of Credit Advance.

		1.54. "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, as applied in accordance with the modifications contained in Section 5.3 hereof.

		1.55. "Guaranty Agreements" mean, collectively, the Wabash Guaranty Agreement and, upon the execution and delivery thereof by Atlantic, the Atlantic Guaranty Agreement.

		1.56. "Indebtedness" means, with respect to the Borrower and each of its Consolidated Subsidiaries, (i) all indebtedness for borrowed money, including, without limitation, all reimbursement obligations of such Person in respect of all letters of credit issued for the account of such Person, (ii) that portion of obligations with respect to Capital Leases which is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services which purchase price is (y) due more than six months from the date of incurrence of the obligation in respect thereof, or (z) evidenced by a note or similar written instrument, but excluding trade payables incurred in the ordinary course of business, and (v) all indebtedness secured by any Lien on any property or asset owned by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person but only to the extent of the fair market value of any such property or assets.

		1.57. "Interest Payment Date" means (i) with respect to each Base Rate Loan, the last day of each month during which such Base Rate Loan is outstanding in whole or in part, and (ii) with respect to each LIBOR Rate Loan, the last day of each Interest
Period applicable to such LIBOR Rate Loan; provided that in the case of each Interest Period of six months, "Interest Payment Date" shall also include each three month anniversary of the commencement of that Interest Period.

		1.58. "Interest Period" means any interest period applicable to a LIBOR Rate Loan as determined pursuant to Section
2.2B hereof.

		1.59. "Interest Rate Determination Date" means each date on which the Agent shall quote the LIBOR Rate to the Borrower for purposes of determining the LIBOR Rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period.

		1.60.  "Internal Revenue Code" means the Internal
Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

		1.61. "Joint Ventures" means, collectively, (i) Mi-Tech Steel, Inc., a joint venture formed by the Borrower and Mitsui
Steel Development Company under the laws of the State of Delaware,
(ii) Processing Technology, Inc., a joint venture formed by the Borrower, LTV Corporation and Mitsui Steel Development Company under the laws of the State of Delaware, and (iii) all other part-nerships or joint ventures to which the Borrower is now or in the future a party and in which the Borrower has contributed capital and/or to which the Borrower has made loan(s).

		1.62. "Letters of Credit" means any letter of credit or similar instrument issued by PNC for the account of the Borrower pursuant to this Loan Agreement for the purpose of securing the performance, payment, deposit or surety obligations of the Borrower pursuant to purchase orders, contracts and/or operating leases or Capital Leases entered into or proposed to be entered into or assumed or proposed to be assumed by the Borrower in the ordinary course of such business. The term "Letters of Credit" as used herein specifically excludes the outstanding letters of credit issued by PNC for the account of the Borrower and which are described on Schedule 1.62 annexed hereto.

		1.63. "Letter of Credit Fee" has the meaning assigned to that term in Section 2.7F(ii) hereof.

		1.64. "Letter of Credit Fee Percentage" means the Applicable LIBOR Rate Margin in effect during a particular Pricing Period in which a Letter of Credit is issued by PNC for the account of the Borrower.

		1.65. "Letter of Credit Usage" means, as at any date of determination thereof, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding, plus (ii) the aggre-gate unpaid amount of all drawings under all Letters of Credit honored by PNC.

		1.66. "Leverage Ratio" means, as of each Date of Determination, (a) the Borrower's Consolidated Total Debt as of the particular Date of Determination, divided by (b) the Borrower's Consolidated Total Capitalization as of the particular Date of Determination, in each case determined for the Borrower on a consolidated basis in accordance with GAAP.

		1.67. "LIBOR Rate" means the Adjusted LIBOR Rate plus the Applicable LIBOR Rate Margin in effect for the particular
Interest Period.

		1.68. "LIBOR Rate Loans" means Revolving Loans and Line of Credit Advances made to the Borrower bearing interest at the LIBOR Rate.

		1.69. "Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any condi-tional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

		1.70. "Line of Credit" means the revolving line of credit in the original principal amount of Twenty-Five Million
Dollars ($25,000,000.00) established by the Banks in favor of the Borrower pursuant to this Loan Agreement.

		1.71. "Line of Credit Advances" means the advances under the Line of Credit made from time to time by the Banks to the Borrower pursuant to, and subject to the terms and conditions set forth in, this Loan Agreement.

		1.72. "Line of Credit Commitment" means the commitment of each Bank to maintain or make Line of Credit Advances as set forth in this Loan Agreement.

		1.73. "Line of Credit Commitment Fee" or "Line of Credit Commitment Fees" has the meaning specified in Section
2.3A(ii) of this Loan Agreement.

		1.74. "Line of Credit Commitment Fee Pro Rata Shares" means, with respect to each Bank's share of each Line of Credit Commitment Fee paid by the Borrower, the percentage determined by dividing (i) the average daily amount of the unused portion of such Bank's Line of Credit Commitment during the period for which the Line of Credit Commitment Fee is payable, by (ii) the aggregate average daily amount of the unused portions of all of the Banks'
Line of Credit Commitments during the period for which the Line of Credit Commitment Fee is payable.

		1.75. "Line of Credit Commitment Termination Date" means the Line of Credit Commitment Termination Date then in effect, which shall originally be October 10, 1997, subject to extension thereof pursuant to Section 2.1A.-2 of this Loan Agreement or, if sooner, (i) the date as of which the Obligations shall have become immediately due and payable pursuant to Section 7 of this Loan Agreement, or (ii) the date on which all of the Obligations are paid in full and all Line of Credit Commitments are reduced to zero.

		1.76. "Line of Credit Notes" means, collectively, (i) that certain Line of Credit Promissory Note dated October 11, 1996, made by the Borrower, payable to the order of PNC, and in the face principal amount of Nine Million Three Hundred Seventy-Five
Thousand Dollars ($9,375,000.00) (together with all amendments, modifications, renewals, extensions, restatements and replacements thereof, the "PNC Line of Credit Note"), (ii) that certain Line of Credit Promissory Note dated October 11, 1996, made by the
Borrower, payable to the order of NBD, and in the face principal amount of Six Million Two Hundred Fifty Thousand Dollars ($6,250,000.00) (together with all amendments, modifications, renewals, extensions, restatements and replacements thereof, the "NBD Line of Credit Note"), (iii) that certain Line of Credit Promissory Note dated October 11, 1996, made by the Borrower, payable to the order of SunTrust, and in the face principal amount of Six Million Two Hundred Fifty Thousand Dollars ($6,250,000.00) (together with all amendments, modifications, renewals, extensions, restatements and replacements thereof, the "SunTrust Line of Credit Note"), and (iv) that certain Line of Credit Promissory Note dated October 11, 1996, made by the Borrower, payable to the order of National City, and in the face principal amount of Three Million
One Hundred Twenty-Five Thousand Dollars ($3,125,000.00) (together with all amendments, modifications, renewals, extensions, restate-ments and replacements thereof, the "National City Line of Credit Note").

		1.77. "Loan Agreement" means this Amended and Restated Loan Agreement dated as of March 26, 1997, as it may be amended, supplemented or otherwise modified from time to time.

		1.78. "Loan Instruments" means this Loan Agreement, the Revolving Notes, the Line of Credit Notes, the Guaranty Agreement, each Application and Agreement for Letter of Credit and all other applications, reimbursement agreements and other documents or certificates executed in favor of PNC relating to the Letters of Credit, each Request for Revolving Loan, each Request for Line of
Credit Advance, each Request for Swing Line Loan, each Compliance
Certificate and all other agreements, documents and instruments delivered by the Borrower pursuant to this Loan Agreement.

		1.79. "Margin Stock" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal
Reserve System as in effect from time to time.

		1.80. "Material Adverse Effect" means a material adverse effect upon the business, operations, properties, assets, condition or prospects (financial or otherwise) of the Borrower and its Consolidated Subsidiaries on a consolidated basis.

		1.81. "Mexican Subsidiary" means Transformadora y Comercializadora de Metales S.A. de C.V., a corporation organized and existing under the laws of Mexico.

		1.82. "Note Purchase Agreement" means that certain Note Agreement dated as of March 1, 1995, between the Borrower and the Note Purchasers pursuant to which Borrower issued and severally sold to the Note Purchasers the Senior Notes.

		1.83. "Note Purchasers" means the institutional investors that are parties to the Note Purchase Agreement with Borrower.

		1.84. "Note Purchasers Guaranty Agreements" means guaranty agreements by Wabash and, if applicable, Atlantic, respec-tively, identical in all respects to the Wabash Guaranty Agreement, except given in favor of the Note Purchasers to guarantee the obligations of the Borrower under the Note Purchase Agreement.

		1.85. "Note Purchasers Intercreditor Agreement" means the Intercreditor Agreement dated as of March 1, 1995 entered into among Agent, each of the Banks and each of the Note Purchasers.

		1.86. "Notice of Conversion/Continuation" means a notice in the form of Exhibit G annexed hereto with respect to a proposed conversion or continuation of a Revolving Loan or a Line of Credit Advance.

		1.87. "Obligations" means: (i) the entire unpaid principal balance of and all interest accrued on the Revolving Notes, (ii) the entire unpaid principal balance of and all interest accrued on the Line of Credit Notes, and (iii) all other liabili-ties owing by the Borrower to the Banks arising under or pursuant to this Loan Agreement or the other Loan Instruments of any kind or nature, present or future, and whether or not evidenced by any note, guaranty or other instrument. The term "Obligations" includes, without limitation, all interest, charges, expenses, reasonable attorneys' fees and any other sums chargeable to the Borrower under this Loan Agreement and/or any other Loan Instru-ment.

		1.88. "Offered Rate" means the interest rate quoted from time to time by PNC to the Borrower as applicable to Swing
Line Loans.  The Offered Rate shall constitute, on each Funding
Date of a Swing Line Loan, the offer quoted by an officer of PNC to the Borrower on each such Funding Date of a Swing Line Loan.

		1.89. "Officer's Certificate" means a certificate executed on behalf of the Borrower by an Authorized Officer pursuant to this Loan Agreement.

		1.90. "Person" means any individual, sole proprietor-ship, partnership, joint venture, trust, unincorporated organiza-tion, association, corporation, other entity or group, institution, party or government, whether federal, state, county, city, municipal or other, or agency or division thereof.

		1.91. "Potential Event of Default" means the occurrence of any event or condition which, with the passage of time or the giving of notice, or both, would become an Event of Default.

		1.92. "Pricing Level" means, for any Pricing Period, Pricing Level I, Pricing Level II or Pricing Level III, as may be in effect for such Pricing Period; provided that the Default Rate shall be in effect upon the occurrence and during the continuation of any Event of Default.

		1.93. "Pricing Level I" means the Pricing Level that will be in effect for the applicable Pricing Period if, as of the relevant Date of Determination, the Leverage Ratio of the Borrower is equal to or less than .30 to 1.0.

		1.94. "Pricing Level II" means the Pricing Level that will be in effect for the applicable Pricing Period if, as of the relevant Date of Determination, the Leverage Ratio of the Borrower is greater than .30 to 1.0 but is less than .40 to 1.0.

 		1.95. "Pricing Level III" means the Pricing Level that will be in effect for the applicable Pricing Period if, as of the relevant Date of Determination, the Leverage Ratio of the Borrower is equal to or greater than .40 to 1.0.

		1.96. Pricing Level Calculation Date" means the date of delivery to the Banks of the Compliance Certificate for the preceding Fiscal Quarter of the Borrower pursuant to Section 5.3(c) of this Loan Agreement.

		1.97. "Pricing Period" means, with respect to any Date of Determination, the period commencing on such Date of Determina-tion and ending on the day immediately preceding the next Date of Determination.

		1.98. "Prime Rate" means at any time the interest rate per annum most recently designated or announced by PNC as its "Prime Rate" in effect at its principal office in Louisville, Kentucky, it being expressly understood and agreed to by the Borrower that the "Prime Rate" is the rate of interest designated by PNC as its "Prime Rate" and such term does not necessarily mean or imply that it is the lowest or best rate then available from the Bank.

		1.99. "Pro Rata Share" means, (i) with respect to each Revolving Loan Commitment of each Bank, the percentage set forth opposite that Bank's name on Schedule 2.1 annexed hereto, and (ii) with respect to each Line of Credit Commitment of each Bank, the percentage set forth opposite that Bank's name on Schedule 2.1 annexed hereto; provided that Schedule 2.1 shall be amended and each Bank's Pro Rata Share shall be adjusted from time to time to give effect to the addition or removal of any Bank as provided herein or by assignment pursuant to Section 10 hereof.

		1.100. "Purchase Money Indebtedness" means all Indebtedness of the Borrower which is secured by a purchase money security interest in the assets acquired by the Borrower with the proceeds of such Indebtedness, but only to the extent such security interest encumbers solely the assets acquired by the Borrower with the proceeds of such Indebtedness and only secures the payment of the Indebtedness incurred by the Borrower to acquire such assets.

		1.101. "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time.

		1.102. "Request for Line of Credit Advance" means the request in the form of Exhibit I hereto with respect to a proposed Line of Credit Advance to be delivered by the Borrower to the Agent pursuant to Section 2.1C of this Loan Agreement.

		1.103. "Request for Revolving Loan" means the Request in the form of Exhibit B annexed hereto with respect to a proposed Revolving Loan to be delivered by the Borrower to the Agent on behalf of the Banks pursuant to Sections 2.1C and 3.3A hereof.

		1.104. "Request for Swing Line Loan" means the request in the form of Exhibit J hereto with respect to a proposed Swing
Line Loan to be delivered by the Borrower to PNC pursuant to
Section 2.11B of this Loan Agreement.

		1.105. "Requisite Banks" means Banks holding at least 60% of the sum of the Total Utilization of Revolving Loan Commit-ments and Total Utilization of Line of Credit Commitments as of the date of determination of the Requisite Banks; provided, if there are no Revolving Loans, Line of Credit Advances or Letters of
Credit outstanding as of the date of determination of the Requisite Banks, the term "Requisite Banks" shall mean Banks holding at least 60% of the sum of the Revolving Loan Commitments and Line of Credit Commitments as of the date of determination of the Requisite Banks.
 It is expressly understood that the Total Utilization of Revolving Loan Commitments for purposes of determination of the Requisite
Banks includes each Bank's obligation to make Revolving Loans in an amount equal to its Pro Rata Share of all drawings under Letters of Credit issued by PNC pursuant to this Loan Agreement.

		1.106. "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower now or hereafter outstanding, other than any dividend payable solely in shares of capital stock or in options, warrants or other rights to purchase capital stock, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower, or of any warrants, options or other rights to acquire any such shares of stock, now or hereafter outstanding, or (iii) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness.

		1.107. "Revolver" means the revolving credit facility established by the Banks in favor of the Borrower in the original principal amount of Thirty Million Dollars ($30,000,000.00) pur-suant to this Loan Agreement, pursuant to which the Borrower may obtain Revolving Loans and Letters of Credit during the term of the Revolver upon the terms and conditions set forth in this Loan Agreement. All references to the "aggregate principal balance of the Revolving Loans outstanding" or similar phrases in this Loan Agreement shall mean, as at the date of determination thereof, the sum of (i) the entire aggregate outstanding principal balance of all Revolving Loans made by the Banks pursuant to this loan Agree-ment, and (ii) the then existing Letter of Credit Usage.

		1.108. "Revolving Loan Commitment" or "Revolving Loan Commitments" means (i) the commitment of each Bank to maintain or make Revolving Loans and to make and/or participate in Letters of Credit as set forth in Sections 2.1 and 2.7 hereof, and (ii) the commitment of PNC to issue Letters of Credit as set forth in Sec-tion 2.7 hereof.

		1.109. "Revolving Loan Commitment Termination Date" means the Revolving Loan Commitment Termination Date then in effect, which currently shall be October 11, 1999, subject to extension thereof pursuant to Section 2.1B hereof, or, if sooner,
(i) the date as of which the Obligations shall have become immediately due and payable pursuant to Section 7 hereof, or (ii) the date on which all of the Obligations are paid in full (includ-ing, without limitation, the repayment, expiration, termination or cash collateralization of Letters of Credit pursuant to this Loan Agreement) and all Revolving Loan Commitments are reduced to zero.

		1.110. "Revolving Loans" means the Revolving Loans which the Banks have agreed to maintain or make pursuant to Section
2.1 hereof.

		1.111. "Revolving Note" means, collectively, (i) that certain Amended and Restated Revolving Promissory Note dated
October 11, 1996, made by the Borrower, payable to the order of PNC, and in the face principal amount of Eleven Million Two Hundred Fifty Thousand Dollars ($11,250,000.00), together with all amendments, modifications, renewals, extensions, restatements and replacements thereof, (ii) that certain Amended and Restated
Revolving Promissory Note dated October 11, 1996, made by the Borrower, payable to the order of NBD, and in the face principal amount of Seven Million Five Hundred Thousand Dollars
($7,500,000.00), together with all amendments, modifications, renewals, extensions, restatements and replacements thereof, (iii) that certain Amended and Restated Revolving Promissory Note dated October 11, 1996, made by the Borrower, payable to the order of SunTrust, and in the face principal amount of Seven Million Five Hundred Thousand Dollars ($7,500,000.00), together with all amendments, modifications, renewals, extensions, restatements and replacements thereof, and (iv) that certain Amended and Restated Revolving Promissory Note dated October 11, 1996, made by the Borrower, payable to the order of National City, and in the face principal amount of Three Million Seven Hundred Fifty Thousand
Dollars ($3,750,000.00), together with all amendments, modifica-tions, renewals, extensions, restatements and replacements thereof.

		1.112. "Senior Notes" means Borrower's $40,000,000 8.52% Senior Notes due March 1, 2005 that Borrower issued and severally sold to the Note Purchasers pursuant to the Note Purchase Agreement.

		1.113. "Subordinated Indebtedness" means any Indebted-ness of the Borrower now or hereafter owing to any Person and which has been subordinated to the prior payment of the Obligations in a manner satisfactory to the Banks.

		1.114. "Subsidiary" means, with respect to the Borrower, (i) any corporation of which more than 50% of the outstanding voting stock is at the time owned by the Borrower or by one or more of its Subsidiaries, and (ii) any Person controlled by the Borrower or by one or more of its Subsidiaries, whether by virtue of voting interest, other beneficial interest or by voting agreement, proxy or otherwise. The Joint Ventures shall not be deemed to be Subsidiaries for purposes of this Loan Agreement.

		1.115.  "Swing Line Loan Commitment" means the
commitment of PNC to maintain or make Swing Line Loans as set forth in Section 2.11A of this Loan Agreement.

		1.116. "Swing Line Loan Commitment Termination Date" means the Swing Line Loan Commitment Termination Date then in effect, which shall originally be October 10, 1997, subject to extension thereof pursuant to Section 2.11C of this Loan Agreement, or if sooner (i) the date as of which the Obligations shall have become immediately due and payable pursuant to Section 7 of this Loan Agreement, or (ii) the date on which all of the Obligations are paid in full (including, without limitation, the repayment, expiration, termination or cash collateralization of Letters of Credit pursuant to this Loan Agreement) and the Swing Line Loan Commitment is reduced to zero.

		1.117. "Swing Line Loans" means the Swing Line Loans which PNC has agreed to maintain or make pursuant to Section 2.11A of this Loan Agreement.

		1.118. "Swing Line Note" means that certain Swing Line Loan Promissory Note dated October 11, 1996, made by Borrower, payable to the order of PNC, and in the face principal amount of $5,000,000, together with all amendments, modifications, renewals, extensions, restatements and replacements thereof.

		1.119. "Tax" or "Taxes" means any present or future tax, levy, impost, duty, charge, governmental fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that "Tax on the overall net income" of a Person shall be construed as a reference to a tax imposed by the jurisdic-tion in which that Person's principal office (and/or, in the case of a Bank, its lending office) is located on all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).

		1.120. "Tax Transferee" means any Person who acquires any interest in the Revolving Loans (whether or not by operation of law) or in the office to which a Bank or the Agent has transferred its Revolving Loans for purposes of determining where the Revolving Loans are made, accounted for or booked.

		1.121. "Total Utilization of Revolving Loan Commit-ments" means, as at any date of determination thereof, the sum of
(i) the aggregate principal amount of all outstanding Revolving
Loans, and (ii) the Letter of Credit Usage.

		1.122. "Total Utilization of Line of Credit Commit-ments" means, as at any day of determination thereof, the sum of the aggregate principal amount of all outstanding Line of Credit
Advances.

		1.123. "Voting Stock" means the shares of capital stock or other securities of the Borrower entitled to vote generally in the election of the directors of the Borrower.

		1.124.  "Wabash" means Wabash Steel Corporation, an
Indiana corporation.

		1.125. "Wabash Guaranty Agreement" means that certain Amended and Restated Guaranty Agreement required to be delivered by Wabash in favor of Agent for the benefit of the Bank in satisfac-tion of one of the conditions precedent to the Effective Date under
Section 3.1 and, if applicable, any and all amendments, modifica-tions, renewals, extensions, restatements and replacements thereof after the Effective Date, and which supersedes, replaces, amends and restates the Guaranty Agreement dated as of March 1, 1995, executed and delivered by Wabash in favor of the Agent for the benefit of the Banks, as supplemented by (i) that certain Ratifica-tion and Reaffirmation Agreement dated as of October 15, 1995, executed and delivered by Wabash in favor of the Agent for the benefit of the Banks, and (ii) that certain Second Ratification and Reaffirmation Agreement dated as of October 11, 1996, executed and delivered by Wabash in favor of the Agent for the benefit of the Banks.

		1.126. Accounting Terms. For purposes of this Loan Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP and all financial statements and certificates and reports as to financial matters required to be delivered to the Banks hereunder shall (unless otherwise disclosed to the Banks in writing at the time of delivery thereof in the manner described in Section 5.3(b) hereof) be prepared in accordance with GAAP applied on a basis consistent with GAAP.

		1.127. Other Definitional Provisions. Any reference in this Loan Agreement (i) to a Section, a Schedule or an Exhibit is a reference to a section hereof, a schedule hereto or an exhibit hereto, respectively; and (ii) to a subsection or a clause is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears. In this Loan Agreement the singular includes the plural and the plural the singular; "hereof," "herein," "thereto," "hereunder" and the like mean and refer to this Loan Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing any gender include the other genders; references to statutes are to be construed as including all statu-tory provisions consolidating, amending or replacing the statute referred to; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; refer-ences to agreements and other contractual instruments shall be deemed to include all subsequent amendments, supplements, assign-ments and other modifications thereto, but only to the extent such modifications are not prohibited by the terms of this Loan Agree-ment, and references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons.

	SECTION 2
	REVOLVER; LINE OF CREDIT AND SWING LINE LOANS

	2.	Revolver.  Subject to the terms and conditions of this
Loan Agreement, the Banks hereby establish the Revolver in favor of the Borrower in the principal amount of Thirty Million Dollars ($30,000,000.00). Pursuant to the Revolver, the Borrower may obtain Revolving Loans pursuant to, and subject to the terms and conditions set forth in, this Loan Agreement for the purposes set forth in Section 2.5 hereof. The Revolver is subject to the following terms and conditions:

		2.1. Revolving Loan Commitments; Revolving Loans; Line of Credit Commitment; Line of Credit Advances.

		2.1A.	Revolving Loan Commitments.  Each Bank severally
agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to the Borrower from time to time during the period from the Closing Date to but excluding the Revolving
Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate Revolving Loan Commitments.
The original amount of each Bank's Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original amount of the Revolving Loan Commitments is Thirty Million Dollars ($30,000,000.00); provided that the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to
Section 2.4C hereof (it being understood that all references to the Revolving Loan Commitments of the Banks set forth in this Loan
Agreement shall mean the initial Revolving Loan Commitments of the Banks set forth on Schedule 2.1 annexed hereto as reduced by voluntary reductions of the Revolving Loan Commitments effected by the Borrower pursuant to Section 2.4C hereof). Each Bank's
Revolving Loan Commitment shall expire on the Revolving Loan
Commitment Termination Date and all Revolving Loans and all other Obligations owed hereunder shall be paid in full no later than that date. Amounts borrowed under this Section 2.1A may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termina-tion Date, subject to the provisions of Section 2.4C hereof.

		Anything contained in this Loan Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the following limitations (and the Borrower may be obligated to prepay Revolving Loans outstanding by virtue of such limitations as required under Sections 2.4A(ii) hereof):

	(1) The amount otherwise available for borrowing under the Revolving Loan Commitments as of the time of determination thereof (other than to reimburse PNC for the amount of any drawings under any Letters of Credit honored by PNC and not theretofore reimbursed by the Borrower) shall be reduced by an amount equal to the Letter of Credit Usage as of such time of determination; and

	(2) The Total Utilization of Revolving Loan Commitments shall not exceed the aggregate Revolving Loan Commitments.

		2.1B.	Term of Revolving Loan Commitments.  The Revolving
Loan Commitments shall become effective immediately as of the Closing Date, and as of the Closing Date, the Borrower may obtain
Revolving Loans and Letters of Credit subject to the terms and conditions contained herein. The Revolving Loan Commitments shall continue in effect until the Revolving Loan Commitment Termination
Date, unless sooner terminated (a) by the Banks upon the occurrence and during the continuation of an Event of Default, or (b) by the Borrower at any time in its sole and absolute discretion. The
Borrower may request, not less than sixty (60) days prior to October 11, 1999 or any subsequent Revolving Loan Commitment
Termination Date, that the Revolving Loan Commitment Termination
Date be extended for a period selected by the Borrower and acceptable to the Banks. The Agent shall notify the Borrower in writing, within thirty (30) days of receipt of such request, whether the Banks have elected to so extend the Revolving Loan
Commitment Termination Date. In the event the Agent fails to give such written notice to the Borrower within such thirty (30) day period, such failure shall constitute an affirmative election by the Banks not to so extend the Revolving Loan Commitment Termina-tion Date. The Revolving Loan Commitment Termination Date may only be extended by the unanimous written consent of all of the Banks in their sole and absolute discretion as communicated in writing to the Agent. If any Bank elects not to extend the Revolving Loan
Commitment Termination Date, the Agent shall notify the Borrower thereof and such Bank shall constitute an "Affected Bank" for pur-poses of Section 10.E hereof. In the event the Banks elect not to extend the Revolving Loan Commitment Termination Date, the Revolv-ing Loan Commitments shall terminate, and the entire unpaid prin-cipal balance of and all accrued and unpaid interest on the Revolv-ing Loans and the other Obligations shall be respectively due and payable in full to the Banks on the then Revolving Loan Commitment Termination Date, subject at all times to the Banks' absolute right to terminate the Revolving Loan Commitments upon the occurrence and during the continuation of an Event of Default. Upon termination of the Revolving Loan Commitments by the Banks upon the occurrence and during the continuation of an Event of Default, or by the Bor-rower at any time in its sole and absolute discretion, the entire unpaid principal balance of and all accrued and unpaid interest on the Revolving Loans and all other Obligations shall be respectively due and payable in full to the Banks. The termination of the Re-volving Loan Commitments, for whatever reason, shall not in any way release or relieve the Borrower from its obligations incurred here-under or in connection herewith or under the Revolving Notes or the other Loan Instruments and the provisions hereof and of the Revolv-ing Notes and the other Loan Instruments shall continue in full force and effect until the Revolving Notes and all other Obliga-tions have been respectively paid in full to the Banks. In the event the Borrower terminates the Revolving Loan Commitments, which the Borrower has the right to do at any time in its sole and abso-lute discretion, the Borrower shall be obligated to pay the Revolv-ing Notes and all other Obligations in full to the Banks, respec-tively.

		2.1A.-2	Line of Credit.  The Banks hereby establish a
revolving line of credit in favor of the Borrower in the original principal amount of Twenty-Five Million Dollars ($25,000,000.00)
(the "Line of Credit"). The Line of Credit shall be evidenced by the Line of Credit Notes. Pursuant to the Line of Credit, the Borrower may obtain Line of Credit Advances pursuant to, and subject to the terms and conditions set forth in, this Loan Agreement. The Line of Credit shall be subject to the following terms and conditions:

			(i)	Term of Line of Credit. The Line of Credit
shall become effective immediately as of the date of this Loan
Agreement, and as of the date hereof, the Borrower may obtain
Line of Credit Advances, in each case subject to the terms and conditions contained in this Loan Agreement. The Line of Credit shall terminate on the Line of Credit Commitment
Termination Date, unless sooner terminated (a) by the Banks upon the occurrence and during the continuation of an Event of Default, or (b) by the Borrower at any time in its sole and absolute discretion. The Borrower may request in writing, not less than sixty (60) days prior to the current Line of Credit
Commitment Termination Date or any subsequent Line of Credit
Commitment Termination Date (which shall be 364 days from the immediately preceding Line of Credit Commitment Termination
Date), that the Line of Credit Commitment Termination Date be extended for a period selected by the Borrower and acceptable to the Banks. The Agent shall notify the Borrower in writing, within thirty (30) days of receipt of such request, whether the Banks have elected to so extend the Line of Credit
Commitment Termination Date. In the event the Borrower fails to receive such written notice from the Agent, such failure shall constitute an affirmative election by the Banks not to so extend the Line of Credit Commitment Termination Date. The
Line of Credit Commitment Termination Date may only be extended by the unanimous written consent of all of the Banks in their sole and absolute discretion as communicated in writing to the Agent. If any Bank elects not to extend the Line of Credit Commitment Termination Date, the Agent shall notify the Borrower thereof and such Bank shall constitute an "Affected Bank" for purposes of Section 10.E of the Loan
Agreement. In the event the Banks elect not to extend the Line of Credit Commitment Termination Date, the Line of Credit
Commitments shall terminate, and the entire unpaid principal balance of and all accrued and unpaid interest on the Line of Credit Advances shall be due and payable in full to the Banks on the then Line of Credit Commitment Termination Date, subject at all times to the Banks' absolute right to terminate the Line of Credit Commitments upon the occurrence and during the continuation of an Event of Default. Upon termination of the Line of Credit Commitments by the Banks upon the occur-rence and during the continuation of an Event of Default, or by the Borrower at any time in its sole and absolute discre-tion, the entire unpaid principal balance of and all accrued and unpaid interest on the Line of Credit Advances shall be due and payable in full to the Banks and, in the case of the occurrence and continuance of an Event of Default, the Bank shall be entitled to all of the other rights and remedies available to them thereupon under the Loan Instruments. The termination of the Line of Credit Commitments, for whatever reason, shall not in any way release or relieve the Borrower from its obligations incurred hereunder or in connection herewith or under the Line of Credit Notes or the other Loan
Instruments and the provisions hereof and of the Line of Credit Notes and the other Loan Instruments shall continue in full force and effect until the Line of Credit Notes and all other Obligations have been respectively paid in full to the Banks. In the event the Borrower terminates the Line of Credit
Commitments, which the Borrower has the right to do at any time in its sole and absolute discretion, the Borrower shall be obligated to pay the Line of Credit Notes in full to the Banks at the time of such termination.

			(ii)	Purpose of Line of Credit. The Borrower agrees
that the proceeds of the Line of Credit and each Line of Credit Advance obtained thereunder shall be used to support working capital and the general corporate purposes of the Borrower. The Borrower further agrees that no portion of the proceeds of the Line of Credit or any Line of Credit Advance obtained thereunder shall be used to purchase or carry any margin stock, to extend credit to others for the purpose of purchasing or carrying margin stock or for any purpose pro-scribed by Regulation G, Regulation T, Regulation U or
Regulation X of the Board of Governors of the Federal Reserve
System.

			(iii) Payments of Line of Credit. All payments on the Line of Credit Notes shall be in legal tender of the United States of America. If the date any payment due under the Line of Credit Notes shall not be a Business Day, the payment otherwise then due shall be due and payable on the next succeeding Business Day (provided, interest shall continue to accrue on each such non-Business Day)

		2.1C Borrowing Mechanics. The obtaining by the Borrower of each Revolving Loan and each Line of Credit Advance shall be subject to the following terms and conditions:

			(a)	Base Rate Loans shall be in the minimum amount
of One Million Dollars ($1,000,000.00) and integral multiples of One Hundred Thousand Dollars ($100,000.00) in excess of that amount or, if less, the amount available to be borrowed under either the Revolver or the Line of Credit at the time the Base Rate Loan is requested by the Borrower. Subject to there being sufficient availability under the Revolver and the Line of Credit, as applicable, LIBOR Rate Loans shall be in the minimum amount of Five Million Dollars ($5,000,000.00) and integral multiples of One Million Dollars ($1,000,000.00) in excess of that amount. Whenever the Borrower desires that the Banks make a Revolving Loan and/or a Line of Credit Advance to the Borrower, the Borrower shall deliver to the Banks a Request for Revolving Loan or a Request for Line of Credit
Advance no later than 10:30 A.M. (Louisville, Kentucky time) at least three (3) Business Days in advance of the proposed
Funding Date in the case of a LIBOR Rate Loan and on the day of the proposed Funding Date in the case of a Base Rate Loan.
The Request for Revolving Loan and the Request for Line of
Credit Advance shall be in the form of Exhibits B and I, respectively, attached hereto and made a part of this Loan
Agreement. Revolving Loans and Line of Credit Advances may be continued as or converted into Base Rate Loans and LIBOR Rate
Loans in the manner provided in Section 2.2D hereof. In lieu of delivering the above described Request for Revolving Loan and the Request for Line of Credit Advance, the Borrower may give the Agent telephonic notice by the required time of the requested Revolving Loan and/or Line of Credit Advance under this Section 2.1C; provided that such notice shall be promptly confirmed in writing by delivery of a Request for Revolving
Loan and the Request for Line of Credit Advance to the Agent on or before the applicable Funding Date.

			(b)	Neither the Agent nor the Banks shall incur
any liability to the Borrower in acting upon any telephonic notice referred to above which the Agent and/or the Banks believe in good faith to have been given by an Authorized
Officer or other person authorized to borrow on behalf of the Borrower or for otherwise acting in good faith under this
Section 2.1C, and, upon funding of any Revolving Loans or any Line of Credit Advances by the Banks in accordance with this Loan Agreement pursuant to any telephonic notice, the Borrower shall have effected such Revolving Loans or such Line of Credit Advances hereunder.

			(c)	Except as provided in Sections 2.6B, 2.6C or
2.6F hereof, a Request for Revolving Loan or a Request for Line of Credit Advance for a LIBOR Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to borrow the particular LIBOR Rate Loan in accordance therewith.

			(d)	The Agent shall make the proceeds of each
Revolving Loan and each Line of Credit Advance requested by the Borrower available to the Borrower on the Funding Date by causing an amount of same day funds equal to the proceeds of such Revolving Loan and such Line of Credit Advance to be credited to the account of the Borrower maintained with the Banks.

			(e)	The Borrower shall have no right to obtain,
and the Banks shall have no obligation to make, any Revolving
Loan or any Line of Credit Advance if a Potential Event of Default or an Event of Default has occurred and is continuing.

			(f)	Each request by the Borrower for a Revolving
Loan, a Line of Credit Advance or a Swing Line Loan shall, in and of itself, constitute a continuing representation and warranty by the Borrower to the Banks (i) that the Borrower then is, and at the time the Revolving Loan, Line of Credit
Advance or Swing Line Loan is actually made will be, entitled under this Loan Agreement to obtain the particular Revolving
Loan, Line of Credit Advance or Swing Line Loan, and (ii) that all of the covenants, agreements, representations and warran-ties made by the Borrower herein and in the other Loan
Instruments are true and correct, and have been fully complied with, as of such date.

			(g)	The Borrower shall have no right to obtain any
Revolving Loan, Line of Credit Advance or Swing Line Loan unless all of the terms and conditions set forth in this
Section 2.1C have been fully satisfied with regard to that Revolving Loan, that Line of Credit Advance or that Swing Line
Loan.

		2.1D	Disbursement of Revolving Loans to the Borrower.
All Revolving Loans made to the Borrower under this Loan Agreement shall be made by the Banks simultaneously and proportionately in accordance with their respective Pro Rata Shares of the Revolving
Loan Commitments, it being understood that no Bank shall be responsible for any default by any other Bank of that other Bank's obligation to fund its Pro Rata Share of a Revolving Loan requested hereunder by the Borrower, nor shall the Revolving Loan Commitment of any Bank be increased or decreased as a result of the default by any other Bank of that other Bank's obligation to fund its Pro Rata Share of a Revolving Loan requested hereunder by the Borrower.
Promptly after receipt by the Agent of a Request For Revolving Loan pursuant to Section 2.1C hereof (or telephonic notice in lieu thereof), the Agent shall notify each Bank of the Revolving Loan requested by the Borrower pursuant thereto. Each Bank shall make its Pro Rata Share of each Revolving Loan to be made to the Borrower available to the Agent, in same day funds, at the office of the Agent located at 500 West Jefferson Street, Louisville,
Kentucky not later than 1:00 P.M. (Louisville, Kentucky time) on the Funding Date. Except with respect to the reimbursement to PNC for a drawing under a Letter of Credit issued by PNC as provided in
Section 2.7 hereof, upon satisfaction or waiver of the conditions precedent specified in Section 3.l in the case of the initial
Revolving Loan on the initial Funding Date and Section 3.3 in the case of a Revolving Loan on any subsequent Funding Date, the Agent shall make the proceeds of each Revolving Loan requested by the Borrower available to the Borrower on the Funding Date by causing an amount of same day funds equal to the proceeds of the Banks' respective Pro Rata Shares of such Revolving Loan received by the Agent at its office located at the address set forth in the preced-ing sentence to be credited to the account of the Borrower at such office of the Agent or wired to an account designated by the Bor-rower. All Revolving Loans shall be paid in full to the Agent on the Revolving Loan Commitment Termination Date.

		Unless the Agent shall have been notified by any Bank prior to a Funding Date that such Bank does not intend to make available to the Agent such Bank's Pro Rata Share of the Revolving Loan requested on such Funding Date to be made to the Borrower, the Agent may assume that such Bank has made such amount available to the Agent on such Funding Date and the Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such correspond-ing amount on demand from such Bank together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Agent, at the customary rate set by the Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Federal Funds Rate. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower thereof and the Borrower shall immediately pay such corresponding amount to the Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Agent, at the interest rate borne by the particular Revolving Loan. Nothing in this Section 2.1D shall be deemed to relieve any Bank from its obligation to fulfill its Revolving Loan Commitment hereunder or to prejudice any rights that the Borrower may have against any Bank as a result of any default by such Bank hereunder. In the event any Bank gives notice to the Agent that such Bank does not intend to fund its Pro Rata Share of any Revolving Loan to be made to the Borrower or in the event any Bank otherwise fails to fund its Pro Rata Share of any Revolving Loan to be made to the Borrower, the Agent shall promptly notify the other Banks and the Borrower of the occurrence of any such event.

		2.2.	Interest on the Revolving Loans and the Line of
Credit Advances.

			2.2A.	Rates of Interest. Subject to the provisions
of Sections 2.2G and 2.6 hereof, each Revolving Loan and each Line of Credit Advance made to the Borrower shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at either the Base Rate or the LIBOR Rate as provided below, as the case may be. The applicable basis for determining the rate of interest with respect to Revolving Loans and/or Line of Credit Advances made to the Borrower shall be selected by the Borrower initially at the time a Request for Revolving
Loan or a Request for Line of Credit Advance is delivered to the Agent pursuant to Section 2.1A hereof. The basis for determining the interest rate with respect to any Revolving
Loan or any Line of Credit Advance made to the Borrower may be changed from time to time pursuant to Section 2.2D hereof. If on any day a Revolving Loan or a Line of Credit Advance is outstanding to the Borrower with respect to which notice has not been delivered to the Banks in accordance with the terms of this Loan Agreement specifying the applicable basis for determining the rate of interest to apply to such Revolving
Loan or such Line of Credit Advance then, for that day, that Revolving Loan or that Line of Credit Advance shall be deemed a Base Rate Loan and shall bear interest at the Base Rate.

			Subject to the provisions of Sections 2.6B and 2.6C hereof, Revolving Loans and/or Line of Credit Advances shall bear interest through maturity as follows:

				(i)	If a Base Rate Loan, then at a rate per
annum equal to the Base Rate;

				(ii)	If a LIBOR Rate Loan, then at a rate per
annum equal to the LIBOR Rate; provided that, on each Date of Determination, commencing with the first such date to occur after October 11, 1996, the Applicable
LIBOR Rate Margin in effect for the Pricing Period commencing on such Date of Determination and continuing for the term of the Pricing Period that begins on such Date of Determination shall be the Applicable LIBOR Rate
Margin corresponding to the Pricing Level in effect for such Pricing Period, as applicable:

								Applicable
			Pricing Level		LIBOR Rate Margin

			Pricing Level I		.500%
			Pricing Level II		.575%
			Pricing Level III		.625%

			Notwithstanding anything in the foregoing to the contrary, if any Compliance Certificate delivered by the Borrower demonstrating the appropriate Pricing Level shall prove to be incorrect (as determined by reference to the Borrower's financial statements or otherwise), such Compliance
Certificate shall no longer be in effect, and the Banks shall notify the Borrower of such incorrectness and shall calculate the difference between the amount of interest actually paid by the Borrower on the basis of such incorrect Compliance
Certificate and the amount of interest which would have been due had such incorrect Compliance Certificate not been delivered. The Agent shall notify the Borrower of the amount of such difference, if any, in a statement setting forth the method of calculation of such amount (which calculation, in the absence of demonstrable error, shall be deemed correct) and the Borrower shall pay such amount to the Agent, for the benefit of the Banks, within three (3) Business Days of such notice.

			2.2B.	LIBOR Interest Periods. In connection with
each LIBOR Rate Loan made to the Borrower, the Borrower may, pursuant to the Request for Revolving Loan, Request for Line of Credit Advance or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "Interest
Period") to be applicable to such LIBOR Rate Loan, which Interest Period shall be at the Borrower's option either a one, two, three or six month period, provided that:

				(i)	the initial Interest Period for any LIBOR
Rate Loan made to the Borrower shall commence on the Funding Date of such LIBOR Rate Loan, in the case of a Revolving Loan or a Line of Credit Advance initially made as a LIBOR Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Base Rate Loan converted to a LIBOR Rate Loan;

				(ii)	in the case of immediately successive
Interest Periods applicable to a LIBOR Rate Loan made to the Borrower continued as such pursuant to a Notice of Conversion/ Continuation, each successive Interest
Period shall commence on the day on which the next preceding Interest Period expires;

				(iii)  if an Interest Period would otherwise
expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding
Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business
Day but is a day of the month after which no further
Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

				(iv)	any Interest Period that begins on the
last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) of this Section 2.2B, end on the last Business Day of a calendar month;

				(v)	there shall be no more than seven (7)
Interest Periods relating to the LIBOR Rate Loans made to the Borrower outstanding at any time, unless there are Base Rate Loans outstanding, in which event there shall be no more than six (6) Interest Periods relating to LIBOR Rate Loans outstanding at such time;

				(vi)	in the event the Borrower fails to speci-
fy an Interest Period in the particular Request for Revolving Loan, Request for Line of Credit Advance and/or Notice of Conversion/Continuation, the Borrower shall be deemed to have selected an Interest Period of one month; and

				(vii)  no Interest Period shall extend beyond
the then stated maturity date of the Revolver or the Line of Credit, as applicable.

			2.2C.	Interest Payments. Subject to the provisions
of Section 2.2E hereof, interest shall be payable on the Revolving Loans and the Line of Credit Advances made to the Borrower as follows:

				(i)	interest on each Base Rate Loan shall be
payable in arrears on the last day of each Fiscal
Quarter, upon any prepayment or repayment of any such Revolving Loan or Line of Credit Advance (to the extent accrued on the amount being prepaid or repaid) and at maturity (including final maturity); all the interest on the Base Rate Loans shall be computed based upon the actual number of days elapsed over an assumed year of three hundred sixty-five -(365) or three hundred sixty-six (366) days; and

				(ii)	interest on each LIBOR Rate Loan shall be
payable in arrears on the last day of an Interest
Period, if the Interest Period is one, two or three months, or shall be payable in arrears on the ninetieth
(90th) day of each Interest Period and on the last day of the Interest Period if the Interest Period is six months, upon the date of any prepayment or repayment of such LIBOR Rate Loan (to the extent accrued on the amount being prepaid or repaid) and at maturity
(including final maturity); all the interest on the LIBOR Rate Loans shall be computed based upon the actual number of days elapsed over an assumed year of three hundred sixty (360) days.

			2.2D.	Conversion or Continuation.  Subject to the
provisions of Section 2.6 hereof, the Borrower shall have the option (i) to convert at any time all or any part of outstand-ing Revolving Loans made to the Borrower from Revolving Loans bearing interest at a rate determined by reference to one basis to Revolving Loans bearing interest at a rate determined by reference to an alternative basis, (ii) to convert at any time all or any part of outstanding Line of Credit Advances made to the Borrower from Line of Credit Advances bearing interest at a rate determined by reference to one basis to Line of Credit Advances bearing interest at a rate determined by reference to an alternative basis, or (iii) upon the expiration of any Interest Period applicable to a LIBOR Rate
Loan made to the Borrower, to continue all or any portion of such LIBOR Rate Loan as a LIBOR Rate Loan, and the succeeding
Interest Period of such continued LIBOR Rate Loan shall commence on the last day of the current Interest Period with respect thereto; provided however that a LIBOR Rate Loan may only be converted into a Base Rate Loan on the expiration date of the Interest Period applicable thereto.

			The Borrower shall deliver a Notice of
Conversion/Continuation to the Agent no later than 10:30
A.M. (Louisville, Kentucky time) on the same Business
Day in advance of the proposed conversion/continuation date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan).
A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount of the Revolving
Loan or the Line of Credit Advance to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or continuation of, a LIBOR Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a LIBOR Rate Loan, that no Event of Default has occurred and is continuing.
In lieu of delivering the above-described Notice of Conversion/Continuation, the Borrower may give the Banks telephonic notice by the required time of any proposed conversion/continuation under this Section 2.2D;
provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Con-tinuation to the Agent on or before the proposed conver-sion/continuation date.

			Neither the Agent nor the Bank shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Agent believes in good faith to have been given by an Authorized Officer of the Borrower or for otherwise acting in good faith under this Section 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Revolving Loans or any Line of Credit Advances made to the Borrower in accordance with this Loan Agreement pursuant to any such telephonic notice, the Borrower shall have effected a conversion or continuation, as the case may be, hereunder.

			Except as otherwise provided in Sections 2.6B, 2.6C and 2.6F hereof, a Notice of Conver-sion/Continuation for conversion to, or continuation of, a LIBOR Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest
Rate Determination Date and the Borrower shall be bound to effect the conversion or continuation in accordance therewith.

			2.2E.	Post-Maturity Interest. All installments of
accrued interest on and all unpaid principal of the Revolving
Notes and/or the Line of Credit Notes not paid to the Banks when due or within fifteen (15) days thereafter shall bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable Bankruptcy laws) at the Default Rate until such overdue installments of accrued interest and unpaid principal have been paid in full to the Banks. Payment or acceptance of the increased rates of interest provided for in this Section 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Agent or any Bank.

2.2F.   Computation of Interest. In computing interest
on any Revolving Loan or any Line of Credit Advance made to the Borrower, the date of the making of such Revolving Loan or such Line of Credit Advance or the first day of an Interest Period applicable to such Revolving Loan or such Line of Credit Advance or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Revolving Loan or such Line of Credit Advance or the expira-tion date of an Interest Period applicable to such Revolving Loan or such Line of Credit Advance or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan shall be excluded; provided that if a Revolving Loan or a Line of Credit Advance is repaid on the same day on which it is made, one day's interest shall be paid on that Revolving Loan or that Line of Credit Advance.

			2.2G.	Special Provisions Governing Federal Funds
Rate.

(i)     Federal Funds Rate Unascertainable. In
the event that, on any date on which a Federal Funds
Rate would otherwise be set, the Agent shall have determined (which determination shall be final and conclusive) that, by reason of circumstances affecting the reporting of the average national federal funds rate by the Federal Reserve Bank of New York or such other agency then reporting such rate, reasonable means do not exist for ascertaining the Federal Funds Rate, the Agent shall give prompt notice of such determination to the Borrower and to the Banks and, until the Agent notifies the Borrower and the Banks that the circumstances giving rise to such determination no longer exist, all Base
Rate Loans then or thereafter outstanding shall bear interest at the Prime Rate.

(ii)    Impracticability of Offering Federal
Funds Rate by Any Bank. In the event that any Bank shall determine, in good faith, that it is impracticable or impossible for such Bank to offer funds to the Borrower at the Federal Funds Rate because changes in market conditions and/or in such Bank's cost of funds occurring after the Closing Date have made it not feasible for such Bank to realize the anticipated and bargained-for-yield hereunder, then such Bank shall be an "Affected Bank" hereunder and shall promptly notify the Agent of such impracticability. The Agent upon receipt of such notice shall notify the Borrower that all Base Rate Loans from the Affected Bank shall thereafter bear interest at the Prime Rate. Nothing in this Section 2.2G(ii) shall affect the obligation of any Bank other than an Affected Bank to make or maintain
Revolving Loans and/or Line of Credit Advances as, or to convert Revolving Loans and/or Line of Credit Advances to, Base Rate Loans in accordance with the other terms of this Loan Agreement.


		2.3.  Fees.

			2.3A.

				(i)	Revolver Commitment Fee. The Borrower
agrees to pay the Agent, for the benefit of the Banks in proportion to their respective Commitment Fee Pro Rata
Shares, commitment fees (the "Commitment Fees") for the period from and including October 11, 1996 to and excluding the Revolving Loan Commitment Termination
Date, equal to the average of the daily excess of the Revolving Loan Commitments (as reduced pursuant to
Section 2.4C hereof) over the aggregate principal amount of Revolving Loans plus the Letter of Credit Usage multiplied by the Applicable Revolver Commitment Fee per annum. The Commitment Fees shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on the last day of each Fiscal Quarter, commencing on the first such day to occur after October 11, 1996, and on the Revolving Loan Commitment Termination Date. The Borrower shall have no liability to any Banks for any Commitment
Fees paid to the Agent which the Agent does not properly remit to such Banks, and any such Bank's sole remedy in respect thereof shall be against the Agent. The
Applicable Revolver Commitment Fee in effect for the Pricing Period commencing on the first day of each Fiscal Quarter and continuing for the term of the Fiscal
Quarter that begins on such first day of the Fiscal
Quarter shall be the Applicable Revolver Commitment Fee corresponding to the Pricing Level in effect for such period, as applicable:

                              Applicable Revolver
			Pricing Level		  Commitment Fee

			Pricing Level I		.175%
			Pricing Level II		.200%
			Pricing Level III		.225%

    (ii)    Line of Credit Commitment Fee. Borrower
agrees to pay to the Agent, for the benefit of the Banks in proportion to their respective Line of Credit Commit-ment Fee Pro Rata Shares, commitment fees ("the Line of
Credit Commitment Fees") for the period from and includ-ing October 11, 1996 to and excluding the Line of Credit
Termination Date, equal to the average of the daily excess of the Line of Credit Commitments (as reduced pursuant to Section 2.4C hereof) over the aggregate principal amount of Line of Credit Advances multiplied by one eighth of one percent (0.125%) per annum. The
Line of Credit Commitment Fees shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on the last day of each Fiscal Quarter, commencing on the first such date to occur after October 11, 1996, and on the Line of Credit Commitment Termination Date. The
Borrower shall have no liability to any Bank for any Line of Credit Commitment Fees paid to the Agent which the Agent does not properly remit to such Bank, and any such Bank's sole remedy in respect thereof shall be against the Agent.

		2.3B.	Other Fees.  The Borrower agrees to pay to the
Agent such fees for serving as the Agent hereunder in the amounts and at the times agreed to in writing between the Borrower and the Agent.

		2.4. Prepayments and Payments; Reductions in Revolving Loan and Line of Credit Commitments. The parties to this Loan
Agreement stipulate that the provisions of this Section 2.4 shall apply to the Line of Credit Advances with the same force and effect as such provisions apply to Revolving Loans.

		2.4A.	Prepayments.

	(i) Voluntary Prepayments of Revolving Loans Made to the Borrower. The Borrower may at any time prepay Revolving Loans by giving to the Agent, in the case of Base Rate Loans, notice of intent to prepay such Base Rate Loans by 11:00 A.M. Louisville, Kentucky time on the date the Borrower elects to prepay such Base Rate Loans and, in the case of LIBOR Rate Loans, notice of intent to prepay by 11:00 A.M., Louisville, Kentucky time one (1) Business Day prior to the date the Borrower elects to prepay such LIBOR Rate Loans (which notice the Agent will promptly transmit by telecopy, telex or telephone to each Bank), provided that each such prepay-ment shall be in a minimum amount of Two Hundred Fifty Thousand Dollars ($250,000.00) and integral multiples of Fifty Thousand Dollars ($50,000.00) in excess of that amount; provided further that in the event that the Borrower prepays a LIBOR Rate Loan pursuant to this Section 2.4A or pays a LIBOR Rate Loan pursuant to any other Section of this Loan Agreement on a date that is other than the expiration date of the Interest Period applicable thereto, the Borrower shall compensate the Banks receiving such prepayments in accordance with the provisions of Section 2.6D hereof. If the Borrower has given notice of prepayment as aforesaid, the principal amount of the Revolving Loans specified in such notice shall become due and payable on the prepayment date specified therein.

	(ii) Mandatory Prepayments. The Borrower shall from time to time prepay the Revolving Loans to the extent necessary to give effect to the limitations set forth in Section 2.1A hereof.

		All prepayments of the Revolving Loans made to the Borrower shall be applied to the outstanding Revolving Loans in the manner directed by the Borrower and, if no direction is given by the Borrower to the Agent, first to Base Rate Loans to the full extent thereof and then to LIBOR Rate Loans.

		2.4B.	General Provisions Regarding Payments.

	(i) Manner and Time of Payment.  Except as provided in Section
2.7 hereof, all payments by the Borrower of principal, interest and fees hereunder and under the Revolving Notes shall be made without defense, setoff and counterclaim and in same day funds and delivered to the Agent not later than 12:00 Noon (Louisville, Kentucky time) on the date due at its office located at 500 West Jefferson Street, Louisville, Kentucky, for the account of the Banks. Funds received by the Agent after that time shall be deemed to have been paid by the Borrower on the next succeeding Business
Day. The Borrower hereby authorizes the Agent to charge its accounts with the Agent in order to cause timely payment to be made to the Agent of all principal, interest and fees due hereunder (subject to sufficient funds being available in its account for that purpose).

	(ii) Apportionment of Payments. The Agent shall apportion all principal and interest payments made by the Borrower to the payment in full of all outstanding Revolving Loans, in each case propor-tionately to the Banks' respective Pro Rata Shares. Subject to the penultimate sentence of Section 2.7E hereof, the Agent (or, in the case of payments received by PNC from the Borrower after payments have been made to PNC by the Banks pursuant to Section 2.7E hereof,
PNC) shall promptly distribute to each Bank at its primary address set forth below its name on the appropriate signature page hereof or such other address as any Bank may request, its share of all such payments received by the Agent (or PNC in respect of Letters of Credit, including all Letter of Credit Fees) and the Commitment Fees of such Bank when received by the Agent pursuant to Section
2.3A hereof.  Notwithstanding the foregoing provisions of this
Section 2.4B(ii), if, pursuant to the provisions of Section 2.6C hereof, any Notice of Conversion/Continuation is withdrawn as to any Affected Bank or if any Affected Bank makes Base Rate Loans to the Borrower in lieu of its Pro Rata Share of any LIBOR Rate Loans, the Agent shall give effect thereto in apportioning payments received thereafter. The Borrower shall have no liability to any Bank for any payments made to the Agent which the Agent does not properly remit to such Bank, and any such Bank's sole remedy in respect thereof shall be against the Agent.

	(iii) Payments on Business Days. Whenever any payment to be made hereunder or under the Revolving Notes shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or under the Revolving Notes or of the Commitment Fees hereunder, as the case may be.

		2.4C.	Voluntary Reductions of Revolving Loan Commitments.
 The Borrower shall have the right, at any time and from time to time, to terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments. The Borrower shall give not less than five (5) Business Days' prior written notice to the Agent designating the date (which shall be a Business
Day) of such termination or reduction and the amount of any partial reduction of the Revolving Loan Commitments. Within one (1)
Business Day after receipt of a notice of such termination or partial reduction, the Agent shall notify each Bank of the proposed termination or reduction. Such termination or partial reduction of the Revolving Loan Commitments shall be effective on the date specified in the Borrower's notice and shall reduce the Revolving
Loan Commitment of each Bank in proportion to its Pro Rata Share.
Any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of Five Million Dollars
($5,000,000.00), and integral multiples of One Million Dollars
($1,000,000.00) in excess of that amount.

		2.5.  Use of Proceeds.

		2.5A.	Revolving Loans and Letters of Credit.  The
proceeds of the Revolving Loans shall be used by the Borrower for its working capital and other general corporate purposes. The Letters of Credit shall be used for general corporate purposes, including, without limitation, to secure the Borrower's legal obligations under bonds, permits, licenses and contracts to which the Borrower is a party or otherwise subject.

		2.5B.	Margin Regulations.  No portion of the proceeds of
any Revolving Loans shall be used by the Borrower in any manner which might cause the making of the Revolving Loans or the applica-tion of the proceeds thereof to violate Regulation G, Regulation U, Regulation T, or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Securities and Exchange Act of 1934, in each case as in effect on the date or dates of the making of any such Revolving
Loan and such use of the proceeds thereof. If requested by any Bank, the Borrower shall execute and deliver to such Bank a com-pleted Federal Reserve Form U-1.

		2.6. Special Provisions Governing LIBOR Rate Loans. The parties to this Loan Agreement stipulate that the provisions of this Section 2.6 shall apply to the Line of Credit Advances with the same force and effect as such provisions apply to Revolving Loans.

		Notwithstanding any other provision of this Loan
Agreement to the contrary, the following provisions shall govern with respect to LIBOR Rate Loans as to the matters covered:

		2.6A.	Determination of Applicable Interest Rate.  As soon
as practicable after 10:00 A.M. Louisville, Kentucky time on each Interest Rate Determination Date, the Agent shall furnish to the Borrower a best efforts quote of the Adjusted LIBOR Rate to apply to the particular LIBOR Rate Loan. The Agent will in addition confirm to the Borrower and each Bank in writing the actual
Adjusted LIBOR Rate on the Funding Date of the particular LIBOR
Rate Loan, and the determination of each Adjusted LIBOR Rate by the Agent, provided that the Agent shall have determined the Adjusted
LIBOR Rate in good faith, shall be final, conclusive and binding upon all parties in the absence of manifest or demonstrable error and shall apply to the particular LIBOR Rate Loan for the appli-cable Interest Period.

		2.6B.	Inability to Determine Applicable Interest Rate.
In the event that the Agent shall have determined in good faith
(which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date or Funding Date with respect to any LIBOR Rate Loans, that by reason of circumstances occurring after the date of this Loan Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Rate Loans on the basis provided for in the definition of Adjusted LIBOR Rate, the Agent shall on such date give notice (by telecopy or by telephone confirmed in writing) to the Borrower and each Bank of such determination, whereupon (i) no Revolving Loans may be made as, or converted to, LIBOR Rate Loans until such time as the Agent notifies the Borrower and the Banks that the circum-stances giving rise to such notice no longer exist; (ii) any Notice of Conversion/Continuation given by the Borrower with respect to the Revolving Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower, and (iii) any Request For Revolving Loan given by the Borrower with respect to the Revolving Loans in respect of which such determination was made shall be deemed to be a request to make Base Rate Loans.

		2.6C.	Illegality or Impracticability of LIBOR Rate Loans.
 In the event that on any date any Bank shall have determined in good faith (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Agent) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Bank in good faith with any law, treaty, governmental rule, regulation, guideline or order
(or would conflict with any such treaty, governmental rule, regula-tion, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Bank material hardship, as a result of contingencies occurring after the date of this Loan Agreement which materially and adversely affect the London inter-bank market or the position of such Bank in that market, then, and in any such event, such Bank shall be an "Affected Bank" and it shall as soon as practicable but in no event later than the next
Business Day give notice (by telecopy or by telephone confirmed in writing) to the Borrower and the Agent of such determination (which notice the Agent shall promptly transmit to each other Bank).
Thereafter, (a) the obligation of the Affected Bank to make Re-volving Loans as, or to convert Revolving Loans to, LIBOR Rate
Loans shall be suspended until such notice shall be withdrawn by the Affected Bank, (b) to the extent such determination by the Affected Bank relates to a LIBOR Rate Loan then being requested by the Borrower pursuant to a Request For Revolving Loan or a Notice of Conversion/Continuation, the Affected Bank shall make such LIBOR
Rate Loan as (or convert such LIBOR Rate Loan to, as the case may be) a Base Rate Loan, and (c) the Affected Bank's obligation to maintain its outstanding LIBOR Rate Loans, as the case may be (the "Affected Loans"), shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and the Affected
Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Bank as described above relates to a LIBOR Rate Loan then being requested by the Borrower pursuant to a Request For Revolving Loan or a Notice of Conversion/Continuation, the Borrower shall have the option to rescind such Request For
Revolving Loan or Notice of Conversion/Continuation as to all the Banks by giving notice (by telecopy or by telephone confirmed in writing) to the Agent of such rescission on the date on which the Affected Bank gives notice of its determination as described above
(which notice of rescission the Agent shall promptly transmit to each other Bank). Except as provided in the immediately preceding sentence, nothing in this Section 2.6C shall affect the obligation of any Bank other than an Affected Bank to make or maintain
Revolving Loans as, or to convert Revolving Loans to, LIBOR Rate
Loans in accordance with the terms of this Loan Agreement.

		2.6D.	Compensation For Breakage or Non-Commencement of
Interest Periods. The Borrower shall compensate each Bank, within fifteen (15) days after written request by that Bank (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by that Bank to lenders of funds bor-rowed by it to make or carry its LIBOR Rate Loans and any reason-able loss, expense or liability sustained by that Bank in connec-tion with the liquidation or re-employment of such funds) which that Bank may sustain: (i) if for any reason (other than a default by that Bank or the conversion of such Bank's Request For Revolving
Loan from a request to make LIBOR Rate Loans into a request to make
Base Rate Loans pursuant to Section 2.6B or 2.6C hereof) a bor-rowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Request For Revolving Loan or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Rate
Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment or conversion of any of its LIBOR Rate Loans occurs on a date that is not the last day of an Interest Period applicable to that LIBOR Rate Loan, even if the Borrower gave written notice of the intended prepayment to the Agent in accordance with the provisions of Section 2.1A hereof,
(iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by the Bor-rower, or (iv) as a consequence of any other default by the Bor-rower to repay its LIBOR Rate Loans when required by the terms of this Loan Agreement. Each Bank seeking compensation from the Bor-rower pursuant to this Section 2.6D shall deliver to the Borrower a certificate setting forth the calculation of the compensation claimed to be due to such Bank within thirty (30) days after the occurrence of the event giving rise to such claim for compensation, which calculations shall be binding upon the Borrower in the absence of manifest or demonstrable error

		2.6E.	Booking of LIBOR Rate Loans.  Any Bank may make,
carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Bank; provided however that if any transfer of LIBOR Rate Loans from the office where such LIBOR Rate Loans originated shall mate-rially and unreasonably increase the cost to the Borrower of such LIBOR Rate Loans, such transfer may occur only if required (x) by the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve require-ments) in or in the interpretation of any law or regulation, or (y) to comply with any guideline or request from any central bank or other governmental authority or quasi-governmental authority exer-cising control over banks or financial institutions generally
(whether or not such guideline or request shall have the force of law).

		2.6F.	LIBOR Rate Loans After Default.  After the occur-
rence and during the continuation of an Event of Default, (i) the Borrower may not elect to have a Revolving Loan be made or maintained as, or converted to, a LIBOR Rate Loan after the expi-ration of any Interest Period then in effect for that Revolving
Loan, (ii) subject to the provisions of Section 2.6D hereof, any Request For Revolving Loan or Notice of Conversion/Continuation given by the Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by the Borrower, and (iii) all LIBOR Rate Loans and Base Rate Loans shall thereupon bear interest at the Default Rate until the Event of Default is cured or the Revolving Loans are paid in full to the Banks and the Revolving Loan Commitments have expired or have been terminated by the Borrower or the Banks.

		2.7.  Letters of Credit.

		2.7A.	Letters of Credit.  Subject to the terms and condi-
tions of this Loan Agreement and in reliance upon the repre-sentations and warranties of the Borrower set forth herein, the Borrower may request, in accordance with the provisions of this
Section 2.7A, that on and after the Closing Date, PNC issue Letters of Credit for the account of the Borrower denominated in Dollars.
Issuances of Letters of Credit shall be subject to the following limitations:

			(i)	The Borrower may not request that PNC issue
any Letter of Credit if, after giving effect to such issuance, (y) the total Letter of Credit Usage would exceed Ten Million Dollars ($10,000,000), or (z) the
Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments as the amount available under such Revolving Loan Commitments may be limited from time to time pursuant to the second para-graph of Section 2.1A hereof or shall be reduced from time to time pursuant to Section 2.4C hereof.

			(ii) In no event shall PNC issue, reissue, amend or permit the extension of: (y) any Letter of Credit having an expiration date later than the Revolving Loan Commit-ment Termination Date in effect at the time of issuance, reissuance, amendment or extension (automatic or other-wise) thereof; or (z) subject to the foregoing clause
(y), any Letter of Credit having an expiration date more than one year after its date of issuance; provided that subject to the foregoing clause (y), this clause (z) shall not prevent PNC from agreeing that a Letter of Credit will automatically be extended annually for one or more periods each not to exceed one year if PNC does not cancel such extension, subject to the Banks extending the Revolving Loan Commitment Termination
Date.

		It shall be a condition precedent to the issuance of any Letter of Credit in accordance with the provisions of this Section
2.7 that each condition set forth in Sections 3.2 and 3.3 of this Loan Agreement shall have been satisfied.

		Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby agrees to, have irrevoca-bly purchased from PNC a participation in such Letter of Credit and drawings thereunder in an amount equal to such Bank's Pro Rata
Share of the maximum amount which is or at any time may become available to be drawn thereunder.

		Each Letter of Credit shall provide that it shall be subject to the Uniform Customs and Practice of Documentary Credits (1993 Revision), International Chamber of Commerce Brochure No.
500, or any successor thereto. Each Letter of Credit may provide that PNC may (but shall not be required to) pay the beneficiary thereof upon the occurrence of an Event of Default and the acceleration of the maturity of the Revolving Loans or, if payment is not then due to the beneficiary, provide for the deposit of funds in an account to secure payment to the beneficiary and that any funds so deposited shall be paid to the beneficiary of the Letter of Credit if conditions to such payment are satisfied or returned to PNC for distribution to the Banks (or, if all Obliga-tions shall have been indefeasibly paid in full, to the Borrower) if no payment to the beneficiary has been made and thirty (30) days after the final date available for drawings under the Letter of Credit has passed. Each payment or deposit of funds by PNC as provided in this paragraph shall be treated for all purposes of this Loan Agreement as a drawing duly honored by PNC under the related Letter of Credit.

		2.7B.	Notice of Issuance.  Whenever the Borrower desires
the issuance of a Letter of Credit, the Borrower shall deliver to PNC an Application and Agreement for Letter of Credit in the form of Exhibit C annexed hereto no later than 10:00 A.M. (Louisville, Kentucky time) at least ten (10) Business Days, or in each case such shorter period as may be agreed to by PNC in any particular instance, in advance of the proposed date of issuance. The
Application and Agreement for Letter of Credit shall specify (i) the proposed date of issuance (which shall be a Business Day under the laws of the Commonwealth of Kentucky), (ii) the face amount of the Letter of Credit, (iii) the expiration date of the Letter of Credit, (iv) the name and address of the beneficiary, and (v) a summary of the purpose and contemplated terms of such Letter of Credit. Prior to the date of issuance of any Letter of Credit, the Borrower shall specify a precise description of the documents and the proposed text of any certificate to be presented by the beneficiary under such Letter of Credit which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require PNC to make payment under the Letter of Credit;
provided that PNC, in its sole reasonable judgment, may require changes in any such documents and certificates; provided further that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same Business Day (under the laws of the Commonwealth of Kentucky) that such draft is presented if such presentation is made after 11:00 A.M. (Louisville, Kentucky time) on such Business Day. In determining whether to pay under any Letter of Credit, PNC shall be responsible only to determine that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit; pro-vided, further, nothing contained in this Section 2.7B shall be deemed to prejudice the right of the Borrower to recover from PNC in respect of any amounts paid by PNC under any Letter of Credit in the event that it is determined by a court of competent jurisdic-tion that the payment with respect to such Letter of Credit by PNC constituted gross negligence or willful misconduct on the part of PNC.

		2.7C.	Delivery of Copies of Letters of Credit and Letter
of Credit Amendments. PNC shall, promptly after the issuance of each Letter of Credit, or any amendment or cancellation thereto, furnish each other Bank with a copy of such Letter of Credit or of such amendment or cancellation, as the case may be, together with, in the case of the issuance of any Letter of Credit, the amount of their risk participation therein, which shall be each Bank's Pro
Rata Share of the stated amount of such Letter of Credit.

		2.7D.	Payment of Amounts Drawn Under Letters of Credit.
In the event of any drawing under any Letter of Credit by the beneficiary thereof, PNC shall promptly notify the Borrower of such drawing, and the Borrower shall reimburse PNC on the date on which such drawing is honored in an amount in same day funds equal to the amount of such drawing. The Borrower shall have the right to obtain a Revolving Loan (subject to the limitations set forth in Section 2.1A hereof) in an amount sufficient to repay in full any such drawing honored by PNC under a Letter of Credit.

		2.7E.	Payment by Banks with Respect to Letters of Credit.
 In the event that the Borrower shall fail to reimburse PNC as provided in Section 2.7D hereof in an amount equal to the amount of any drawing honored by PNC under a Letter of Credit issued by PNC, PNC shall promptly notify each Bank of the unreimbursed amount of such drawing and of such Bank's respective participation therein, which participation shall be equal to such Bank's Pro Rata Share of the unreimbursed amount of such drawing. Each Bank shall make available to PNC an amount equal to its respective participation in same day funds, at the offices of PNC located at 500 West Jefferson
Street, Louisville, Kentucky, not later than 1:00 P.M. (Louisville, Kentucky time) on the Business Day (under the laws of the Common-wealth of Kentucky) after the date notified by PNC, and each such amount so made available by each Bank will be deemed a Revolving
Loan made by such Bank to the Borrower under this Loan Agreement as of the date such amount is so made available to PNC. In the event that any Bank fails to make available to PNC the amount of such Bank's participation in such Letter of Credit as provided in this
Section 2.7E, PNC shall be entitled to recover such amount on demand from such Bank together with interest at the customary rate set by PNC for the correction of errors among banks for three
Business Days and thereafter at the Federal Funds Rate. Nothing in this Section 2.7 shall be deemed to prejudice the right of any Bank to recover from PNC any amounts made available by such Bank to PNC pursuant to this Section 2.7E in the event that it is determined by a court of competent jurisdiction that the payment made by PNC with respect to a Letter of Credit in respect of which reimbursement was made by such Bank constituted gross negligence or willful miscon-duct on the part of PNC. PNC shall distribute to each other Bank which has paid all amounts payable by it under this Section 2.7E with respect to any Letter of Credit issued by PNC such other Banks
Pro Rata Share of all payments received by PNC from the Borrower in reimbursement of drawings honored by PNC under such Letter of Credit, as the case may be, when such payments are received.
Notwithstanding anything to the contrary herein, each Bank which has paid all amounts payable by it under this Section 2.7E shall have a direct right to reimbursement of such amounts from the Borrower, subject to the procedures for reimbursing Banks set forth in this Section 2.7.

		2.7F.	Compensation.  The Borrower agrees to pay, without
duplication, the following amounts to PNC with respect to each such Letter of Credit issued by PNC for the account of the Borrower:

			(i)	With respect to each Letter of Credit a letter
of credit issuance fee payable to PNC equal to 1/8th of 1% per annum of the maximum amount available from time to time to be drawn under such Letter of Credit, calculated on the basis of a 360-day year and the actual number of days elapsed and payable in immediately available funds quarterly in advance to PNC until the expiration of such Letter of Credit;

			(ii)	With respect to each Letter of Credit a letter
of credit fee (the "Letter of Credit Fee") payable to PNC for the account of the Banks (and to be shared by the Banks as provided in Section 2.7E hereof) equal to the per annum
Applicable Letter of Credit Fee multiplied by the maximum amount available from the time to time to be drawn under such Letter of Credit, calculated on the basis of a 360-day year and the actual number of days elapsed and payable in immedi-ately available funds quarterly in advance on the first Busi-ness Day immediately succeeding the last day of each Fiscal
Quarter and upon expiration of such Letter of Credit; provid-ed, however, upon the occurrence and during the continuation of any Event of Default, the Letter of Credit Fee shall equal two percent (2%) per annum plus the Applicable Letter of Credit Fee in effect on the date of the occurrence of such Event of Default;

		On each Date of Determination, commencing with the first such date to occur after October 11, 1996, the Applicable Letter of Credit Fee in effect for the Pricing Period commencing on such Date of Determination and continuing for the term of the Pricing Period that begins on such Date of Determination shall be the Applicable
Letter of Credit Fee corresponding to the Pricing Level in effect for such Pricing Period, as follows:

						Applicable Letter
		Pricing Level		  of Credit Fee

		Pricing Level I		.500%
		Pricing Level II		.575%
		Pricing Level III		.625%

(iii) With respect to drawings made under any Letter of Credit, interest, payable in immediately available funds to PNC on demand, on the amount paid by PNC in respect of each drawing from the date of the drawing through the date such amount is reimbursed by the Borrower at a variable rate equal to the Base Rate then in effect for Base Rate Loans made or available to be made to the Borrower;

			(iv)	With respect to the issuance, amendment or
transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges payable to PNC in accordance with PNC's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be; and

			(v)	Promptly upon receipt by PNC of the amount
described in subsections (ii) and (iii) of this Section 2.7F, PNC shall distribute to each Bank its pro rata share of such amount.

		2.7G.	Obligations Absolute.  Subject to the right of the
Borrower and the Banks to seek damages in the event that a court of competent jurisdiction determines that PNC acted in bad faith and/or committed gross negligence or willful misconduct in honoring any draft presented under any Letter of Credit issued by PNC, the obligation of the Borrower to reimburse PNC for drawings made under such Letter of Credit and the obligation of the Banks under Section
2.7E hereof to reimburse PNC in accordance with their Pro Rata
Shares for drawings made under such Letter of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Loan Agreement under all circum-stances including, without limitation, the following circumstances:

	(i) any lack of validity or enforceability of such Letter of Credit;

	(ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary or any transferee of such Letter of Credit (or any Persons for whom any such transferee may be acting), the Agent, any Bank or any other Person, whether in connection with this Loan Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower and the beneficiary for which such Letter of Credit was procured);

	(iii) any draft, demand, certificate or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

	(iv) payment by PNC under such Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

	(v) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or

	(vi) the fact that an Event of Default or a Potential Event of Default under this Loan Agreement shall have occurred and be continuing.

		As between the Borrower and PNC, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by PNC for the account of the Borrower by, the re-spective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, PNC shall not be responsi-ble: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connec-tion with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all re-spects invalid, insufficient, inaccurate, fraudulent or forged;
(ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interrup-tions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms;
(vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any conse-quences arising from causes beyond the control of PNC, including, without limitation, any act or omission, whether rightful or wrong-ful, of any present or future government agency or authority. None of the above shall affect, impair, or prevent the vesting of any of PNC's rights or powers hereunder; provided however, that PNC shall be responsible for any payment PNC makes under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit in the event such payment constitutes bad faith, gross negligence or willful misconduct of PNC as determined by a court of competent jurisdiction.

		In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by PNC under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith and without bad faith, gross negligence or willful misconduct, shall not put PNC under any resulting liability to the Borrower or the Banks.

		Notwithstanding anything to the contrary contained in this Section 2.7, the Borrower shall have no obligation to indemnify PNC in respect of any liability incurred by PNC arising out of the bad faith, gross negligence or willful misconduct of PNC, as determined by a court of competent jurisdiction, or out of the wrongful dishonor by PNC of proper demand for payment made under the Letters of Credit issued by it.

		2.7H.	Computation of Interest.  Interest payable pursuant
to this Section 2.7 shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which it accrues.

		2.7I.	Amendments.  The Borrower may request that PNC
enter into one or more amendments of any Letter of Credit issued by PNC for the account of the Borrower by delivering to PNC an Appli-cation and Agreement For Letter of Credit specifying (i) the pro-posed date of the amendment, and (ii) the requested amendment. PNC shall be entitled to enter into amendments with respect to the Letters of Credit issued by it; provided however that any such amendment extending the expiry date, changing the letter of Credit
Fee Percentage, or increasing the stated amount of any Letter of Credit shall only be permitted if PNC would be permitted to issue a new Letter of Credit having such an expiry date, different Letter of Credit Fee Percentage, or stated amount under this Section 2.7 on the date of the amendment.

		2.8. Increased Costs; Taxes; Capital Adequacy. The parties to this Loan Agreement stipulate that the provisions of this Section 2.8 shall apply to the Line of Credit Advances with the same force and effect as such provisions apply to Revolving Loans.

		2.8A.	Compensation for Increased Costs and Taxes.  In the
event that any Bank shall determine in good faith (which deter-mination shall, absent manifest or demonstrable error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effec-tive after the date hereof, or compliance by such Bank with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-govern-mental authority, and which has the force of law and first becomes effective after the Closing Date:

	(i) subjects such Bank (or its applicable lending office) to any additional Covered Tax with respect to this Loan Agreement or any of the Revolving Loans or any of its obligations hereunder, or changes the basis of taxation of payments to such Bank (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder (but not changes in Excluded Taxes);

	(ii) imposes, modifies or holds applicable any additional reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulso-ry loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, the Bank (or its applicable lending office) (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of Adjusted LIBOR Rate, as the case may be); or

	(iii) imposes any other condition on or affecting such Bank (or its applicable lending office) or its obligations hereunder or the London interbank market, other than with respect to Taxes; and the result of any of the foregoing is to increase the cost to such Bank of agreeing to make, making or maintaining Revolving Loans hereunder or to reduce any amount received or receivable by such Bank (or its applicable lending office) with respect thereto, then, in any such case, the Borrower shall promptly pay to such Bank, upon demand, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest as such Bank in its reasonable discretion shall determine) as may be necessary to compensate such Bank on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder; provided that any increased cost arising as a result of any of the foregoing other than in respect of Taxes shall apply only to LIBOR Rate loans; provided further, such Bank shall have the right to seek such additional compensation from the Borrower only if such Bank has given the Borrower not less than ninety (90) days prior written notice of such Bank's intent to seek such additional compensation from the Borrower and only if such Bank is generally seeking to recover the additional costs of the type referred to in this Section 2.8A from its other borrowers similarly situated; provided even further, each Bank that seeks additional compensation from the Borrower pursuant to this Section 2.8A shall be an Affected Bank and such Bank shall be entitled to such additional compensation from the Borrower only if the Borrower has not replaced such Bank pursuant to Section 10 hereof within the ninety (90) day notice period provided above. Such Bank shall deliver to the Borrower a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Bank under this Section 2.8A, which statement shall be conclusive and binding upon all parties hereto absent manifest or demonstrable error.

		2.8B.	Withholding of Taxes.

	(i) Payments to Be Free and Clear. All sums payable by the Borrower under this Loan Agreement and the other Loan Instruments to or for the benefit of any Bank or the Agent or any Person who acquires any interest in the Revolving Loans pursuant to the provisions hereof shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding on account of any Covered Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of the Borrower or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

	(ii) Grossing-up of Payments. If the Borrower or any other Person is required by law to make any deduction or withholding on account of any Covered Tax from any sum paid or payable by the Borrower to the Agent or any Bank under any of the Loan Instru-ments;

	(1) The Borrower shall notify the Agent of any such require-ment or any change in any such requirement as soon as the Borrower becomes aware of it;

	(2) The Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Borrower) for its own account or (if that liability is imposed on the Agent or such Bank, as the case may be) on behalf of and in the name of the Agent or such Bank;

	(3) The sum payable by the Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Agent or such Bank, as the case may be, receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment) a net sum equal to what it would have received and so retained had no such deduction, withholding or payment in respect of Covered Taxes been required or made; and

	(4) Within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required to pay by clause (b) above, the Borrower shall deliver to the Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

provided that no such additional amount shall be required to be paid to any Bank under clause (3) above except to the extent that any change after the date hereof in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Loan Agreement in respect of payments to such Bank; provided, further, such Bank shall have the right to seek such additional amounts under this
Section 2.8B from the Borrower only if such Bank has given the Borrower not less than ninety (90) days prior written notice of such Bank's intent to seek such additional amounts from the Bor-rower and only if such Bank is generally seeking to recover the additional amounts of the type referred to in this Section 2.8B from its other borrowers similarly situated; provided even further, each Bank that seeks additional amounts from the Borrower-pursuant to this Section 2.8B shall be an Affected Bank and such Bank shall be entitled to such additional amounts from the Borrower only if the Borrower has not replaced such Bank pursuant to Section 10 hereof within the ninety (90) day notice period provided above.

	(iii) Tax Refund. If the Borrower determines in good faith that a reasonable basis exists for contesting a Covered Tax, the relevant Bank or Tax Transferee or the Agent, as applicable, shall cooperate with the Borrower in challenging such Tax at the Borrower's expense if requested by the Borrower (it being under-stood and agreed that neither the Agent nor any Bank shall have any obligation to contest, or any responsibility for contesting, any
Tax). If any Tax Transferee, any Bank or the Agent, as applicable, receives a refund (whether by way of a direct payment or by offset of any Covered Tax for which a payment has been made pursuant to this Section 2.8) the amount of such refund (together with any interest received thereon) shall be paid to the Borrower to the extent payment has been made in full pursuant to this Section 2.8.

	(iv) U.S. Tax Certificates. Each Bank that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof shall deliver to the Agent for transmission to the Borrower, on or prior to the Closing Date (in the case of each Bank listed on the signature pages hereof) or on the date (and as a condition to effectiveness) of the Assignment Agreement pursuant to which it becomes a Bank (in the case of each other Bank), and at such other times as may be necessary in the determination of the Borrower or the Agent (each in the reasonable exercise of its discretion), such certificates, documents or other evidence, properly completed and duly executed by such Bank (including, without limitation, Internal Revenue
Service Form 1001 or Form 4224 or any other certificate or statement of exemption required by Treasury Regulations Section 1.1441-4(a) or Section 1.1441-6(c) or any successor thereto) to establish that such Bank is not subject to deduction or withholding of United States federal income tax under Section 1441 or 1442 of the Internal Revenue Code or otherwise (or under any comparable provisions of any successor statute) with respect to any payments to such Bank of principal, interest, fees or other amounts payable under any of the Loan Instruments. The Borrower shall be required to pay any additional amount to any such Bank under clause (3) of
Section 2.8B(ii) hereof if such Bank shall have failed to satisfy the requirements of the immediately preceding sentence; provided that if such Bank shall have satisfied such requirements on the Closing Date (in the case of each Bank listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it became a Bank (in the case of each other Bank), nothing in this Section 2.8B(iv) shall relieve the Borrower of its obli-gation to pay any additional amounts pursuant to clause (3) of
Section 2.8B(ii) hereof in the event that, as a result of any change in applicable law, such Bank is no longer properly entitled to deliver certificates, documents or other evidence at a subse-quent date establishing the fact that such Bank is not subject to withholding as described in the immediately preceding sentence.

		2.8C. Capital Adequacy Adjustment. If any Bank shall have determined in good faith that the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its applicable lending office) with any guideline, request or directive regarding capital adequacy of any such govern-mental authority, central bank or comparable agency, and which has the force of law and first becomes effective after the Closing
Date, has or will have the effect of reducing the rate of return on the capital of such Bank or any corporation controlling such Bank as a consequence of, or with reference to, such Bank's Revolving Loans or Revolving Loan Commitment or other Obligations hereunder to a level below that which such Bank or such controlling corpora-tion would have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consid-eration the policies of such Bank or such controlling corporation with regard to capital adequacy), then from time to time, within ten (10) Business Days after demand by such Bank (with a copy of such demand to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or such controlling corporation on an after-tax basis for such reduction as and when incurred; provided, such Bank shall have the right to seek such additional compensation from the Borrower only if such Bank has given the Borrower not less than ninety (90) days prior written notice of such Bank's intent to seek such additional compensation from the Borrower and only if such Bank is generally seeking to recover such additional compensation of the type contemplated in this Section 2.8C from its other borrowers similarly situated pro-vided further, each Bank that seeks additional compensation from the Borrower pursuant to this Section 2.8C shall be an Affected
Bank and such Bank shall be entitled to such additional compensa-tion from the Borrower only if the Borrower has not replaced such Bank pursuant to Section 10 hereof within the ninety (90) day notice period provided above. Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this
Section 2.8C, will give prompt written notice thereof to the Bor-rower, which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrower's obli-gations to pay additional amounts under this Section 2.8C.

		2.9. Banks' Obligation to Mitigate. The parties to this Loan Agreement stipulate that the provisions of this Section
2.9 shall apply to the Line of Credit Advances with the same force and effect as such provisions apply to Revolving Loans.

		Each Bank agrees that, as promptly as practicable after the officer of such Bank responsible for administering the Revolving Loans under this Loan Agreement becomes aware of the occurrence of an event or the existence of a condition that would cause such Bank to become an Affected Bank or that would entitle such Bank to receive payments under Section 2.6 or 2.8 hereof, it will, to the extent not inconsistent with such Bank's internal policies, use reasonable efforts (i) to make, fund or maintain the Revolving Loan Commitment of such Bank or the Affected Loans of such Bank through another lending office of such Bank, or (ii) take such other reasonable measures if as a result thereof the circum-stances which would cause such Bank to be an Affected Bank would cease to exist or the additional amounts which would otherwise be required to be paid to such Bank pursuant to Section 2.6 or 2.8 hereof would be materially reduced and if, as determined by such Bank in its sole discretion, the making, funding or maintaining of such Revolving Loan Commitment or Revolving Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Revolving Loan Commitments or Revolving Loans or the interests of such Bank; provided that such Bank will not be obligated to utilize such other lending office pursuant to this Section 2.9 unless the Borrower agree to pay all expenses incurred by such Bank in utilizing such other lending office. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.9 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Bank to the Borrower shall be conclusive absent manifest or demonstrable error.

		2.10. Records. The parties to this Loan Agreement stipulate that the provisions of this Section 2.10 shall apply to the Line of Credit Advances with the same force and effect as such provisions apply to Revolving Loans.

		2.10A.	The Agent shall record the names and addresses
of the Banks and the Revolving Loan Commitments and the Revolving Loans (or participations therein) of each Bank from time to time in the electronic records of the Agent. The Borrower, the Agent and the Banks may treat each Person whose name is so recorded in the electronic records of the Agent as a Bank hereunder for all pur-poses of this Loan Agreement. Printouts of the Agent's electronic records shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice to the Agent.

		2.10B.	The Agent shall record the Revolving Loan
Commitment and the Revolving Loans from time to time of each Bank made to the Borrower and each repayment or prepayment in respect of the principal amount of the Revolving Loans of each Bank made to the Borrower in the Agent's electronic records. Any such recorda-tion in accordance with the terms of this Loan Agreement shall be conclusive and binding on the Borrower absent manifest error; pro-vided, that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower's obligation to repay all Revolving Loans to the Banks in accordance with this Loan Agreement and the Revolving Notes.

		2.10C.	Each Bank shall record on its internal records
its Pro Rata Share of each Revolving Loan made by it to the Bor-rower and each payment in respect thereof. Any such recordation in accordance with the terms of this Loan Agreement shall be conclu-sive and binding on the Borrower absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower's obligation to repay all Revolving Loans to the Banks in accordance with this Loan Agreement; provided further, that in the event of any inconsistency between the Agent's electronic records and any Bank's records, the Agent's electronic records shall govern in the absence of manifest or demonstrable error.

		2.11.  Swing Line Loans.

			2.11A.	Swing Line Loan Commitment. Subject to
the terms and conditions of this Loan Agreement and in reliance upon the representations and warranties of the Borrower set forth herein, PNC hereby agrees, subject to the limitations set forth below with respect to the maximum amount of Swing Line Loans per-mitted to be outstanding from time to time, to make a portion of its Revolving Loan Commitment and a portion of its Line of Credit Commitment available to the Borrower from time to time during the period up to but not including the Revolving Loan Commitment Termi-nation Date and the Line of Credit Commitment Termination Date, respectively, in an aggregate principal amount of up to Five
Million Dollars ($5,000,000.00), by making Swing Line Loans to the Borrower, notwithstanding the fact that such Swing Line Loans, when aggregated with PNC's outstanding Revolving Loans and Line of Credit Advances, may exceed PNC's Revolving Loan Commitment or its Line of Credit Commitment. PNC's commitment to make Swing Line
Loans to the Borrower pursuant to this Section 2.11 is herein called its "Swing Line Loan Commitment." In no event shall (a) the aggregate principal amount of Swing Line Loans outstanding at any time exceed the Swing Line Loan Commitment, or (b) the aggregate principal amount of Revolving Loans, Line of Credit Advances and Swing Line Loans outstanding at any time exceed the sum of the aggregate Revolving Loan Commitments reduced by the aggregate
Letter of Credit Usage at such time plus the aggregate Line of Credit Commitments. Any reduction of the Revolving Loan Commitments or the Line of Credit Commitments made pursuant to Section 2.4 hereof which reduces the Revolving Loan Commitments and the Line of Credit Commitments below the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitments and Line of Credit Commitments, as so reduced, without any further action on the part of PNC.

		PNC's Swing Line Loan Commitment shall constitute a 364-day facility and shall be renewable from time to time at the sole option of PNC upon not less than thirty (30) days' prior written notice to the Borrower; Provided, that all outstanding Swing Line Loans on the date of cancellation of the Swing Line Loan Commitment, if such date is earlier than the Revolving Loan Commitment Termination Date or the Line of Credit Commitment Termination Date shall be paid in full to PNC with Revolving Loans and/or Line of Credit Advances made by the Banks in accordance with their respective Pro Rata Shares in the manner set forth in Section 2.1D herein; provided further, the Swing Line Loan Commitment shall expire on either the Revolving Loan Commitment Termination Date or the Line of Credit Termination Date and all Swing Line Loans shall be paid in full to PNC no later than such date.

		All Swing Line Loans shall bear interest on the unpaid principal amount thereof from the date made through maturity
(whether by acceleration or otherwise) at a rate per annum equal to the Offered Rate, shall be payable monthly in arrears and shall not be entitled to be converted into LIBOR Rate Loans unless and until such Swing Line Loans are converted to Revolving Loans or Line of Credit Advances in accordance with Section 2.11C hereof. Swing Line Loans made on any Funding Date may be in any amount up to Five
Million Dollars ($5,000,000.00), or, if less, the positive difference between Five Million Dollars ($5,000,000.00) and the aggregate principal amount of all Swing Line Loans then outstand-ing. All Swing Line Loans together with accrued interest thereon shall be evidenced by the Swing Line Note. All Swing Line Loans shall be paid in full to PNC on the Swing Line Loan Commitment Termination Date.

		2.11B. Request For Swing Line Loans. Whenever the Borrower desires to obtain a Swing Line Loan pursuant to Section 2.11A hereof, it shall deliver to PNC a Request For Swing Line Loan no later than 1:00 P.M. (Louisville, Kentucky time) on the proposed Funding Date. The Request For Swing Line Loan shall specify (i) the proposed Funding Date (which shall be a Business Day), and (ii) the amount of the proposed Swing Line Loan. In lieu of delivering the above-described Request For Swing Line Loan, the Borrower may give PNC telephonic notice by the required time of any proposed borrowing under this Section 2.11B; provided that such notice shall be promptly confirmed in writing by delivery of a Request For Swing Line Loan to PNC prior to or promptly after the Funding Date of the requested Swing Line Loan.

		Neither the Agent nor any Bank shall incur any liability to the Borrower in acting upon any telephonic notice referred to above which PNC believes in good faith to have been given by a duly Authorized Officer or other Person authorized to borrow on behalf of the Borrower or for otherwise acting in good faith under this
Section 2.11B and, upon funding of Swing Line Loans by PNC in accordance with this Loan Agreement pursuant to any telephonic notice, the Borrower shall have effected such Swing Line Loans hereunder.

		2.11C. Reimbursement to PNC for Swing Line Loans. PNC shall notify each Bank on Tuesday of each week of any Swing Line
Loans that are outstanding, and, within one (1) Business Day after receipt of such notice, each Bank, including PNC, shall make a Revolving Loan (which shall initially be funded as a Base Rate
Loan) or a Line of Credit Advance (which shall initially be funded as a Base Rate Loan), in each case as directed by PNC, in an amount equal to such Bank's Pro Rata Share of the amount of the Swing Line Loans outstanding on the date notice is given to the Banks to fund their Pro Rata Shares of the Swing Line Loans; provided, however, the obligation of each Bank to make any such Revolving Loan or Line of Credit Advance is subject to the condition that (i) PNC believed in good faith that all conditions under Section 2.1C(f) hereof to the making of such Swing Line Loan were satisfied at the time such Swing Line Loan was made, or (ii) the satisfaction of any such condition not satisfied had been waived by the Requisite Banks prior to or at the time such Swing Line Loan was made. In the case of Revolving Loans or Line of Credit Advances made by Banks other than PNC under the immediately preceding sentence, each such Bank shall make the amount of its Revolving Loan or Line of Credit
Advance available to the Agent, in same day funds, at the office of the Agent located at 500 West Jefferson Street, Louisville,
Kentucky 40202, not later than 1:00 P.M. (Louisville, Kentucky time) on the required Business Day. The proceeds of such Revolving Loans or Line of Credit Advances shall be immediately delivered to PNC (and not to the Borrower) and applied to repay the outstanding Swing Line Loans. On the day such Revolving Loans or Line of Credit Advances are made, PNC's Pro Rata Share of the outstanding Swing
Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan or Line of Credit Advance made by PNC and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans, shall no longer be due under the Swing Line Note and shall be due under the Revolving Note issued by the Borrower to PNC or the PNC Line of Credit Note. The Borrower authorizes the Agent to charge the Borrower's accounts with the Agent (up to the amount available in each such account) in order to immediately pay PNC the amount of such outstanding Swing
Line Loans to the extent amounts received from the Banks, including amounts deemed to be received from PNC, are not sufficient to repay in full such outstanding Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to PNC should be recovered by or on behalf of the Borrower from PNC in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all of the Banks that have made Revolving Loans or Line of Credit Advances pursuant to this Section 2.11C in the manner contemplated by
Section 10 hereof. Subject to the proviso contained in the first sentence of this paragraph, each Bank's obligation to make the Revolving Loans referred to in this Section 2.11C and each Bank's obligation to make Line of Credit Advances shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Bank may have against PNC, the Borrower or anyone else for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default or a Potential Event of Default; (iii) any adverse change in the condition
(financial or otherwise) of the Borrower; (iv) the acceleration or maturity of any Revolving Loans or the termination of the Revolving Loan Commitments after the making of any Swing Line Loan; (v) the acceleration or maturity of any Line of Credit Advances or the termination of the Line of Credit Commitments after the making of any Swing Line Loan; (vi) any breach of this Loan Agreement by the Borrower or any other Bank; or (vii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. All Swing Line Loans outstanding on the Revolving Loan Commitment Termination Date or on the Line of Credit Commitment Termination Date shall be paid in full to PNC on such date.

		In the event that the Borrower has filed for protection under the Bankruptcy Code or any other bankruptcy laws, each Bank shall upon request by PNC acquire without recourse or warranty an undivided participation interest equal to such Bank's Pro Rata
Share of any Swing Line Loan otherwise required to be repaid by such Bank pursuant to the preceding paragraph by paying to PNC on the date on which such Bank would otherwise have been required to make a Revolving Loan or Line of Credit Advance in respect of such Swing Line Loan pursuant to the preceding paragraph, in immediately available funds, an amount equal to such Bank's Pro Rata Share of such Swing Line Loan, and no Revolving Loans and no Line of Credit Advances shall be made by such Bank pursuant to the preceding paragraph. If such amount is not in fact made available to PNC by that Bank on the date when Revolving Loans or Line of Credit
Advances would otherwise be required to be made pursuant to the preceding paragraph, PNC shall be entitled to recover such amount on demand from that Bank together with interest accrued from such date at the customary rate set by PNC for the correction of errors among banks for three Business Days and thereafter at the Base
Rate. From and after the date on which any Bank purchases an undivided participation interest in a Swing Line Loan pursuant to this paragraph, PNC shall promptly distribute to such Bank such Bank's Pro Rata Share of all payments of principal and interest in respect of such Swing Line Loan.

		A copy of each notice given by PNC to the Banks pursuant to the second preceding paragraph shall be promptly delivered by PNC to the Borrower. Upon the making of a Revolving Loan or a Line of Credit Advance by a Bank pursuant to this Section 2.11C, the amount so funded shall become due under the Revolving Note or the Line of Credit Note issued by the Borrower to such Bank and shall no longer be owed under the Swing Line Note.

		Notwithstanding anything herein to the contrary, PNC shall not be obligated to make any Swing Line Loans if it has elected after the occurrence of a Potential Event of Default or Event of Default not to make Swing Line Loans and has notified the Borrower in writing or by telephone of such election. PNC shall promptly give notice to the Banks of such election not to make
Swing Line Loans.

	SECTION 3
	CONDITIONS PRECEDENT


	3.	Effective Date; Other Stipulations.

		3.1. Conditions to Effectiveness of Loan Agreement. This Loan Agreement shall be effective on that date (the "Effective Date") on which each of the following documents (collectively, the "Amendment Documents") has been executed by each of the parties to them and delivered to the Agent, on behalf of the Banks:

			[i]	this Loan Agreement, duly executed by the
Borrower; and

			[ii]	an Amended and Restated Guaranty Agreement,
substantially in the form of Exhibit K, duly executed and delivered by Wabash; and

			[iii]  Certified Resolutions of the Board of
Directors of the Borrower, authorizing the execution and delivery by Borrower of this Loan Agreement; and

			[iv]	supplemental written opinions of counsel to
the Borrower and Wabash, respectively, substantially in the form of Exhibits H-1 and H-2 hereto.

		If each of the Amendment Documents has not been fully executed and delivered to the Agent on or before April 15, 1997, this Loan Agreement shall be voidable at any time thereafter upon notice given by Borrower to the Banks or by notice given by the Agent, acting at the direction of the Requisite Banks, to the Borrower.

		3.1A.	Upon the Effective Date, this Loan Agreement shall
supersede and replace the Original Loan Agreement as modified by the First Amendment, Second Amendment, Third Amendment and Fourth
Amendment, and from and after the Effective Date each reference to the "Loan Agreement" or words of like import shall mean and be deemed a reference to this Loan Agreement.

		3.2.  Conditions to All Letters of Credit.
[intentionally omitted].

		3.3. Conditions to All Revolving Loans and Letters of Credit. The obligation of the Banks to make Revolving Loans to the Borrower and the obligation of PNC to issue or extend the stated expiration date of each Letter of Credit is subject to the follow-ing further conditions precedent:

		3.3A.	The Agent shall have received with respect to each
Revolving Loan, in accordance with the provisions of Section 2.1C of this Loan Agreement, an originally executed Request For
Revolving Loan, in each case signed by an Authorized Officer of the Borrower.

		3.3B.	PNC shall have received with respect to each Letter
of Credit, in accordance with the provisions of Section 2.7B of this Loan Agreement, an originally executed Application and Agreement For Letter of Credit relating to such Letter of Credit, in each case signed by an Authorized Officer of the Borrower.

		3.3C.	As of the Funding Date of the Revolving Loan or the
date of issuance or extension of the stated expiration date of the Letter of Credit:

	(i) The representations and warranties contained herein, as originally stated or as updated in writing from time to time by the Borrower, shall be true and correct in all material respects on and as of that date to the same extent as though made on and as of that date;

	(ii) No event shall have occurred and be continuing or would result from the funding of the Revolving Loan or the issuance or extension of the stated expiration date of such Letter of Credit which would constitute an Event of Default;

	(iii) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Bank from making that Revolving Loan or PNC from issuing or extending the stated expiration date of that Letter of Credit; and

	(iv) No injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of this Loan Agreement or the making of the Revolving Loans hereunder or the issuance or extension of the respective stated expiration dates of the Letters of Credit hereunder.

	SECTION 4
	REPRESENTATIONS AND WARRANTIES


	4.	Representations and Warranties.  The Borrower represents
and warrants to the Banks as follows, which representations and warranties shall be deemed restated as of each Funding Date and the date of the issuance of or the extension of the expiration date of each Letter of Credit, and shall survive the execution and delivery of this Loan Agreement:

		4.1. Organization, Standing, etc. The Borrower is a corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky. The Borrower has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to execute and deliver this Loan Agreement and the other Loan Instruments to which it is a party, and to carry out the terms hereof and thereof. The Borrower has delivered to the Agent a true and complete copy of its Articles of Incorporation and Bylaws as in effect on the date hereof.

		4.2. Qualification. The Borrower is duly qualified to transact business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction in respect of which the failure to be so qualified would have a Material Adverse
Effect.

		4.3. Use of Proceeds. The Borrower's uses of the Revolving Loans made to the Borrower (a) will at all times be legal and proper corporate uses of the Borrower, and such uses are consistent with all applicable laws and statutes as in effect as of the date hereof, and (b) will not violate or result in a violation of Regulations G, U, T or X of the Board of Governors of the Federal Reserve System.

		4.4. Intellectual Property. The Borrower owns or pos-sesses such assets, licenses, patents, patent applications, copy-rights, trademarks, trademark applications, trade names, fran-chises, consents, authorizations and service marks and rights with respect to the foregoing which are necessary to be owned or possessed by the Borrower to prevent a Material Adverse Effect.

		4.5. Contracts; Labor Disputes. The Borrower is not a party to any contract or agreement, or subject to any charge, corporate restriction, judgment, decree or order, which has or could be reasonably foreseen to have a Material Adverse Effect.
There are no strikes or walkouts relating to any labor contracts binding upon the Borrower.

		4.6. Accuracy of Financial Reports. The audited financial statements of the Borrower for its Fiscal Year 1996 and the interim unaudited financial statements of the Borrower as at and for the period ending December 31, 1996, in each case which have been delivered to the Banks, have been prepared in accordance with GAAP and fairly and accurately present the financial condition of the Borrower on a consolidated basis as of the dates and for the periods ended reflected in such financial statements; provided, such interim financial statements shall be without footnotes and shall be subject to normal year-end adjustments. There have been no material adverse changes in the financial condition of the Borrower on a consolidated basis subsequent to the periods ended reflected in such financial statements.

		4.7. Disclosure. Neither this Loan Agreement nor any other Loan Instrument furnished to the Agent on behalf of the Banks by or on behalf of the Borrower in connection with the transactions contemplated hereby taken as a whole contains any statement of any material fact which is untrue or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Borrower
(other than which is hereafter disclosed in any document filed by the Borrower with the Securities and Exchange Commission or is otherwise disclosed by the Borrower in writing to the Agent) which materially adversely affects the financial condition of the Bor-rower on a consolidated basis which has not been set forth in this Loan Agreement or in the other Loan Instruments furnished to the Banks by or on behalf of the Borrower in connection with the trans-actions contemplated hereby. The Borrower is currently solvent, and neither the issuance and delivery of the Revolving Notes to the Banks, nor the performance of the transactions contemplated here-under, will render the Borrower insolvent, inadequately capitalized to undertake the transactions contemplated hereunder or to under-take the business in which it is presently engaged or about to engage or render the Borrower unable to pay its debts as they become due. The Borrower is not currently contemplating either the filing of a petition by it or the commencement of a case by it under the Bankruptcy Code or any other insolvency laws or the liquidation of all or a major portion of its property, and the Borrower does not have any knowledge of any Person contemplating the filing of any such petition or commencement of any such case against the Borrower.

		4.8. Tax Returns and Payments. The Borrower has filed all tax returns required by law to be filed by it and has paid all taxes, assessments and other governmental charges levied upon its properties, assets, income and franchises, other than those not yet delinquent and those taxes, assessments and other governmental charges the non-payment of which would not have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower in respect of its taxes are adequate in the opinion of the Borrower. The Borrower does not know of any unpaid assessment for additional taxes.

		4.9. Indebtedness, etc. As of the date of this Loan Agreement, and without regard to the transactions contemplated hereunder, the Borrower does not have any outstanding Indebtedness other than the Indebtedness identified on Schedule 4.10 annexed hereto and other Indebtedness the principal amount of which does not exceed One Million Dollars ($1,000,000.00) in the aggregate.

		4.10. Title to Properties; Liens. The Borrower has good and marketable title to all of its properties and assets and none of such properties or assets is or will be, as of the Closing Date, subject to any Lien except (i) the Liens identified on
Schedule 4.10 annexed hereto and other liens which secure Indebted-ness the principal amount of which does not exceed One Million Dollars ($1,000,000.00) in the aggregate, and (ii) other non-consensual Liens which in the aggregate are not substantial in amount, do not secure any Indebtedness, do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Borrower and would either singularly or in the aggregate have a Material Adverse Effect.

		4.11. Operating Leases. The Borrower enjoys quiet possession under all operating leases to which it is a party as lessee, and all of such operating leases are to the best knowledge of the Borrower, after due inquiry, validly existing and in full force and effect, and, to the best knowledge of the Borrower, after due inquiry, neither the lessor nor the Borrower as lessee is in default under any of such operating leases to an extent which has or could be reasonably foreseen to have a Material Adverse Effect.
 None of such operating leases contains any provision restricting the incurrence of Indebtedness by the lessee or any unusual or burdensome provision which has or could be reasonably foreseen to have a Material Adverse Effect.

		4.12.  Litigation, etc.  Except as described on Schedule
4.12 annexed hereto (as the same may be updated in writing from time to time by the Borrower), there is no action, proceeding or investigation pending or, to the best knowledge of the Borrower, threatened (or any basis therefor known to the Borrower) which questions the validity of this Loan Agreement, the Revolving Notes or the other Loan Instruments or any action taken or to be taken pursuant hereto or thereto or which if determined adversely to the Borrower would in the Borrower's reasonable judgment result, either in any case or in the aggregate, in any Material Adverse Effect.

		4.13. Authorization; Compliance with Other Instruments, etc. The execution, delivery and performance of this Loan Agree-ment, the Revolving Notes and the other Loan Instruments to which the Borrower is a party have been duly authorized by all necessary corporate action on the part of the Borrower, will not result in any violation of or be in conflict with or constitute a default under the Articles of Incorporation or By-Laws of the Borrower or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Borrower, or result in the creation of any Lien upon any of the properties or assets of the Borrower. The Borrower is not in material violation of its Articles of Incorporation or By-Laws or any agreement or instrument to which it is a party, or, to the Borrower's best knowledge, any judgment, decree, order, statute, rule or governmental regulation applicable to the Borrower. Without limiting the generality of the foregoing, to the best knowledge of the Borrower, the Borrower is in compliance with all federal and state laws and all rules, regu-lations and administrative orders of all state and local commis-sions or authorities which are applicable to the Borrower or to the operation of its business the non-compliance of which could result in a Material Adverse Effect.

		4.14. Enforceability. This Loan Agreement, the Revolving Notes and the other Loan Instruments to which the Borrower is a party constitute the valid and binding obligations of the Borrower, legally enforceable against the Borrower in accor-dance with their respective terms, except to the extent the enforceability of the Loan Agreement, the Revolving Notes and the other Loan Instruments is subject to the effect of applicable laws affecting the rights of creditors generally and equitable princi-ples.

		4.15. Governmental Consent. To the best knowledge of the Borrower, the Borrower is not currently required to obtain any order, consent, approval or authorization of, and is not currently required to make any declaration or filing with, any governmental authority in connection with the execution and delivery of this Loan Agreement or the negotiation, offer, issue, sale and delivery of the Revolving Notes, or in connection with the execution, deliv-ery and performance of the other Loan Instruments, and the failure to so obtain any such order, consent, approval or authorization or to make any such declaration or filing would result in a Material Adverse Effect.

		4.16. Investment Company Act Status. The Borrower is not an "investment company", as such term is defined in the Investment Company Act of 1940, as amended.

		4.17. Regulation G, etc. None of the Revolving Loans will be used, directly or indirectly, by the Borrower for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might constitute the transactions contem-plated hereby a "purpose credit" within the meaning of Regulation G or Regulation U of the Board of Governors of the Federal Reserve System, or cause this Loan Agreement to violate Regulation G, Regulation U, Regulation T, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934.

		4.18. Holding Company Act. The Borrower is not a "Holding Company" or a "Subsidiary Company" of a "Holding Company", or an "Affiliate" of a "Holding Company" or of a "Subsidiary
Company" of a "Holding Company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

		4.19. Employee Retirement Income Security Act of 1974. The Borrower (a) has not incurred any material accumulated funding deficiency within the meaning of ERISA, (b) has not incurred any material liability to the Pension Benefit Guaranty Corporation established under ERISA (or any successor thereto under ERISA) in connection with any employee benefit plan established or maintained by the Borrower, nor has the Borrower had any tax assessed against it by the Internal Revenue Service for any alleged violation under
Section 4975 of the Internal Revenue Code, and (c) has not and does not participate in any Multi-Employer Pension Plan within the meaning of Section 3(37) of ERISA except as approved by the Banks and set forth on Schedule 4.19 attached hereto. Further, to the Borrower's knowledge, each employee benefit plan established or maintained by the Borrower is in compliance in all material respects with ERISA and all other applicable laws, and no pro-hibited transaction within the meaning of Section 4975 of the Internal Revenue Code has occurred with respect to any such employee benefit plan established or maintained by the Borrower.

		4.20.  Environmental Matters.

		4.20A.	As used herein, the term "Environmental
Law(s)" means any federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning any Hazardous Substance, as now or at any time hereafter in effect. As used herein, the term "Hazardous Substance(s)" shall have the meaning ascribed in any Environmental Law to any hazardous, toxic or dangerous waste, substance, pollutant or material.

		4.20B.	The Borrower represents and warrants, to its
knowledge, and except as otherwise disclosed in writing to the Agent on behalf of the Banks prior to the date of this Loan Agree-ment, that neither the Borrower nor any other Person within the Borrower's knowledge or control, including any lessee of the Borrower's property, has ever caused or permitted any Hazardous Substance to be released, spilled or disposed of on, under or at the Borrower's property nor any part thereof which has resulted in or could reasonably be foreseen to result in a Material Adverse Effect. Further, to the Borrower's knowledge, no portion of the Borrower's property has ever been used by the Borrower or any other person as a dump site or storage site, whether permanent or temporary, for any Hazardous Substance, except in substantial compliance with all Environmental Laws or except as otherwise disclosed in writing to the Banks prior to the date of this Loan Agreement.

		4.20C.	The Borrower shall, except as otherwise sepa-
rately disclosed in writing to the Agent on behalf of the Banks prior to the date of this Loan Agreement, give the Banks prompt written notice of any litigation or administrative proceeding involving a claim against the Borrower which (i) asserts or alleges that (a) the Borrower has violated any Environmental Law, (b) the Borrower is required to clean up or take other response action due to the release or threatened release or transportation of any Hazardous Substance, or (c) the Borrower is required to pay all or a portion of the cost of any past, present or future cleanup or other response action which arises out of or is related to the release or threatened release or transportation of any Hazardous Substance, and (ii) if true, would have a Material Adverse Effect.

		4.21.  Schedule of Guaranties.  Annexed hereto as
Schedule 4.21 is a list of all guaranty agreements or similar instruments to which the Borrower is currently a party or which is otherwise binding upon the Borrower.

		4.22. Subsidiaries and Joint Ventures. Annexed hereto as Schedule 4.22 is a list of all existing Subsidiaries and Joint
Ventures of the Borrower.

		4.23. Events of Default. There are no Potential Events of Default or Events of Default existing as of the Closing Date.


	SECTION 5
	AFFIRMATIVE COVENANTS


	5.	Affirmative Covenants.  The Borrower hereby covenants
and agrees that until the Revolving Notes have been respectively paid in full to the Banks, the Borrower will perform and observe all of the following provisions unless waived in writing by the Requisite Banks:

		5.1. Maintenance of Assets; Casualty Insurance. The Borrower will, insofar as it is not prevented by causes beyond its control, maintain or cause to be maintained in good repair, working order and condition its assets used or useful in its business in a manner and to the extent necessary to prevent a Material Adverse Effect. The Borrower will in addition, insofar as it is not pre-vented by causes beyond its control, make or cause to be made all appropriate repairs, renewals and replacements to its assets to the extent necessary to prevent a Material Adverse Effect. The Bor-rower will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its assets and business against loss or damage of the kinds customarily in-sured against by corporations of established reputation engaged in the same or a similar business and similarly situated, in such types and amounts as are customarily carried under similar circum-stances by such other corporations.

		5.2.  Monetary Obligations.

	(a) The Borrower will pay and discharge promptly as they become due and payable all taxes, assessments and other gov-ernmental charges levied upon it or its income or upon any of its properties or assets or in respect of its franchises, business, income or profits, or upon any part thereof, as well as all lawful claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might by law become a lien or a charge upon its property before any of the same become delinquent; pro-vided, however, the Borrower shall not be obligated to pay any such tax, assessment or charge (i) if the non-payment thereof would not have a Material Adverse Effect, or (ii) if the non-payment thereof would have a Material Adverse Effect but the Borrower is contesting the amount or validity of, or its liability for, any such taxes, assessments or charges in good faith and by appropriate proceedings promptly initiated and diligently conducted by the Borrower and the Borrower has established such reserve or other appropriate provi-sion, if any, as shall be required by GAAP in respect thereof. The Borrower will satisfy or cause to be satisfied the minimum annual funding standard within the meaning of ERISA for any employee benefit plan established or maintained by the Borrower which is subject to such minimum funding standards under ERISA, and the Bor-rower will not permit any tax or penalty to be incurred by it as a result of any failure to satisfy any such minimum funding require-ment or as a result of any violation of the provisions of Section 4975 of the Internal Revenue Code or of any regulation issued thereunder.

	(b) The Borrower will pay in full all its other debts, obligations and liabilities allowed hereunder before the same become delinquent, unless (i) the non-payment thereof would not have a Material Adverse Effect, or (ii) the non-payment thereof would have a Material Adverse Effect but the same are being con-tested in good faith by the Borrower, the Borrower has established adequate reserves for the payment of the same in accordance with GAAP, and the contesting thereof does not involve the risk of forfeiture or loss of any of the Borrower's assets.

		5.3. Financial Statements and Other Reports. The Bor-rower will furnish to the Agent on behalf of the Banks:

	(a) As soon as reasonably possible, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, the audited balance sheet of the Borrower as at the end of such Fiscal Year, and the related audited statements of income and cash flows of the Borrower for such Fiscal Year, on a consolidated basis, together with statements in comparative form for the previous Fiscal Year, all in reasonable detail and accompanied by the opinion thereon of independent public accountants selected by the Borrower and reasonably acceptable to the Banks (the Banks acknowledge and agree that Coopers & Lybrand or any other "Big 6" accounting firm hereafter selected by the Borrower shall be acceptable to the Banks), which opinion shall be in a form generally recognized as unqualified and shall state that such financial statements have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding Fiscal Year (except for such changes, if any, as shall be specified and approved by such accountants in such opinion) and that the audit by such accountants in connection with such financial statements has been made in accordance with GAAP relating to auditing;

	(b) As soon as reasonably possible, and in any event within forty-five (45) days after the end of each Fiscal Quarter in each Fiscal Year, an unaudited balance sheet of the Borrower as at the end of such Fiscal Quarter, and related unaudited statements of income and cash flows of the Borrower for such Fiscal Quarter, on a consolidated basis, all in reasonable detail, prepared in accordance with GAAP consistently applied and certified to be true, accurate and complete by the Chief Financial Officer of the Borrower; provided, such interim financial statements shall be without footnotes and shall be subject to normal year-end adjust-ments;

	(c) Together with each delivery of financial statements pursuant to subdivisions (a) and (b) above, (i) a Certificate of the President or Chief Financial Officer of the Borrower setting forth the maximum amount of all guaranty agreements and similar instruments issued by the Borrower for the account of each Joint Venture and each Subsidiary, and (ii) a Compliance Certificate (A) stating that the Chief Financial Officer of the Borrower has reviewed the relevant terms of this Loan Agreement and has no knowledge of any event or condition which constitutes a Potential Event of Default or an Event of Default hereunder, or, if any such Potential Event of Default or Event of Default existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken or is taking or proposes to take with respect thereto, and (B) demonstrating in reasonable detail compliance at the end of such accounting period with Section 6.2, relating to Indebtedness, Section 6.4, relating to Liens, Section 6.5, relating to investments and loans, and Sections 6.8 through 6.11, relating to financial covenants;

	(d) Forthwith upon any principal officer of the Borrower obtaining knowledge of, or receiving notice of any claim of or action taken with respect to, any condition or event which constitutes a Potential Event of Default or an Event of Default (including, without limitation, knowledge that any claim by any creditor has been made that there exists, or that any action has been taken by any creditor with respect to, any default as set forth in Section 7(h) hereof), an Officers' Certificate specifying the nature and period of existence thereof and what action the Borrower has taken or is taking or propose to take with respect thereto;

	(e) Promptly upon receipt thereof, a copy of any final management letter submitted to the Borrower by its independent certified public accountants in connection with the examination of the financial statements of the Borrower made by such accountants;

	(f) Promptly upon the filing thereof with the Securities and Exchange Commission, copies of all reports hereafter filed by the Borrower with the Securities and Exchange Commission;

	(g) Copies of all annual and, upon written request by the Requisite Banks, interim, financial statements, including balance sheets and statements of income and cash flows, prepared in respect of the Joint Ventures, promptly upon receipt thereof by the Borrower; provided, the Borrower shall be obligated to deliver any such financial statements to the Agent on behalf of the Banks only if the delivery thereof to the Agent on behalf of the Banks does not violate the joint venture agreement under which any such Joint Venture was formed or any other agreement or any applicable law to which the Borrower is subject;

	(h) With reasonable promptness, such other information and data with respect to the Borrower as from time to time may be reasonably requested by the Requisite Banks; provided, the Borrower shall be obligated to deliver any financial statements pertaining to the Joint Ventures only if the delivery thereof to the Agent on behalf of the Banks does not violate the joint venture agreement under which any such Joint Venture was formed or any other agreement or any applicable law to which the Borrower is subject; and

	(i) Promptly upon receipt thereof, copies of such notices, reports or other documents received by the Borrower which discloses facts which, if true, could reasonably be expected to have a Material Adverse Effect on the Borrower.

		The Borrower shall deliver to the Agent on behalf of the Banks at the same time as the delivery of any annual or quarterly financial statement under this Section 5.3, (i) a description in reasonable detail of any variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements (which variation materially affects the presentation of the financial position or results of operations of the Borrower) and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

		The Banks shall keep confidential all of the financial statements and other information furnished to the Banks pursuant to this Loan Agreement other than any such information which has otherwise been publicly disclosed or is in the public domain, and each Bank shall cooperate with the Borrower in establishing a joint privilege with respect to all such non-public information furnished to such Bank; provided, subject to the foregoing, each Bank shall have the right to furnish copies of such financial statements and other information furnished to each Bank (A) to any proposed
Eligible Assignee of such Bank pursuant to Section 10 hereof, subject to such proposed Eligible Assignee executing a Confidenti-ality Agreement as required under Section 10 hereof, (B) to governmental agencies having jurisdiction over such Bank and which request copies of such financial statements and/or other informa-tion, (C) if required to under applicable rules of civil procedure to any appropriate Person in any litigation involving or affecting such Bank, provided such Bank shall give notice to the Borrower of such Bank's receipt of the subpoena or other request to furnish such information and the Borrower shall have the right at its expense to seek an appropriate protective order in such litigation preserving the confidentiality of any non-public information furnished to such Bank, and (D) to any appropriate Person in connection with the enforcement by such Bank of its rights under this Loan Agreement and the Revolving Note issued to it.

		5.4. Financial Records. The Borrower will maintain a system of accounting established and administered in accordance with GAAP consistently applied, and will set aside on its books all such proper reserves as shall be required by GAAP.

		5.5. Permits, Certificates, Leases, Licenses, etc. The Borrower will obtain, maintain and comply at all times with all permits, certificates, licenses, approvals, authorizations, leases and other instruments necessary or appropriate for the conduct of its business as presently conducted or as contemplated to be con-ducted in the future; provided, the Borrower shall not be in vio-lation of this Section 5.5 if the failure to obtain any such permit, certificate, license, approval, authorization, lease or other instrument would not have a Material Adverse Effect.

		5.6. Notice. The Borrower will notify the Agent on behalf of the Banks in writing, within no more than ten (10) Busi-ness Days (and without the benefit of any grace period afforded in any provision of this Loan Agreement or any other Loan Instrument) after the Borrower learns of any of the following: (i) the exis-tence or occurrence of any Potential Event of Default under this Loan Agreement and/or any of the other Loan Instruments, (ii) that any representation or warranty made herein or in the other Loan Instruments shall, for any reason, not be or shall cease in any material respect to be true and complete and not misleading, or
(iii) the institution of, or adverse determination in, any liti-gation involving a claim against the Borrower in excess of the sum of One Million Dollars ($1,000,000.00) which is not fully covered by insurance (other than any deductible), describing the nature thereof, what happened with respect thereto, and what steps are being taken by the Borrower with respect thereto.

		5.7. Further Assurances. The Borrower will from time to time hereafter execute and deliver, or will cause to be executed and delivered, such additional instruments, certificates or docu-ments and will take all such further actions, as the Banks may reasonably request for the purposes of implementing or effectuating the provisions of this Loan Agreement and/or the other Loan Instru-ments; provided, the Borrower shall not be required to grant or create any consensual or voluntary lien on or security interest in any of its assets pursuant to this Section 5.7. Upon the exercise by the Agent of any power, right, privilege or remedy pursuant to the Loan Instruments which requires any consent, approval, regis-tration, qualification or authorization of any Person, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certificates, instruments and other documents and papers that the Agent requires in order to obtain any such consent, approval, registration, qualification or authorization.

		5.8. Preservation of Existence, Leases, etc. The Bor-rower will at all times preserve and keep in full force and effect, to the extent necessary to prevent a Material Adverse Effect, its corporate existence, rights, patents, trademarks, service marks, trade names, copyrights, licenses, consents and authorizations and operating leases and Capital Leases to which the Borrower is a party, other than any changes to any of the same effected by the Borrower in the ordinary course of business, and the Borrower shall comply with all applicable laws and regulations.

		5.9. Comprehensive General Liability Insurance. The Borrower will, in addition to obtaining and maintaining all insur-ance required under Section 5.1 hereof, obtain and maintain compre-hensive general liability insurance with an insurance company licensed to do business in all jurisdictions wherein the Borrower transacts business in such amounts and upon such terms and condi-tions as are reasonably satisfactory to the Agent; the Agent ac-knowledges that the insurance currently maintained by the Borrower as described in the Certificate of Insurance delivered to the Agent satisfies the provisions of this Section 5.9 as of the Closing
Date.

		5.10.  Hazardous Materials.

		5.10A.	The Borrower covenants that (i) the Borrower
will not violate any Environmental Law, as such term is defined in
Section 4.20 hereof, in connection with the use, ownership, lease, maintenance or operation of all real property owned or leased by it and the conduct of business thereon if such violation would result in or could reasonably be foreseen as resulting in a Material Ad-verse Effect, and (ii) the Borrower, its agents, employees, lessees and independent contractors, will operate the Borrower's real prop-erty and will receive, handle, use, store, treat, transport and dispose of all Hazardous Substances, as such term is defined in
Section 4.20 hereof, in compliance in all material respects with all Environmental Laws; provided, in the event the Borrower re-ceives notice from any appropriate governmental agency to the effect that the Borrower is in violation of any Environmental Law, the same shall not constitute a default hereunder to the extent the Borrower seeks to correct any such violation in good faith and with due diligence.

		5.10B.	If the Borrower receives any written notice
from any governmental agency or "potentially responsible party" within the meaning of the Environmental Laws regarding (i) the happening of any event involving any Hazardous Substance, or (ii) any noncompliance with regard to any environmental matter, and as a result thereof the Borrower would suffer a Material Adverse Effect, the Borrower shall immediately notify the Banks orally and in writing thereof and shall provide the Banks with copies of any written notice or information.

		5.10C.	The Borrower agrees to indemnify each Bank and
hold each Bank harmless from and against any and all losses, lia-bilities, including strict liability, damages, injuries, expenses, including reasonable attorneys' fees, claims for damage to the environment, claims for fines or civil penalties, costs of any settlement or judgment and claims of any and every kind whatsoever paid, incurred or suffered by or asserted against the Bank by any Person for, with respect to or as a direct or indirect result of the presence on or under the Borrower's property of, or the release or threatened release or transportation of, any Hazardous Substance or arising under any Environmental Law; provided that the incur-rence by any such Bank of any such losses, liabilities, damages, injuries, expenses, claims for damage to the environment, claims for fines or civil penalties, costs of any settlement or judgment and other claims is not the result of any gross negligence or will-ful misconduct committed by that Bank. The Borrower's indemnifi-cation obligations hereunder include, without limitation, costs incurred by any Bank in connection with any investigation of site conditions or any clean up, removal or restoration work required by any federal, state or local governmental agency or political subdi-vision because of Hazardous Substances present in or about the Bor-rower's property. The indemnification obligations of the Borrower shall survive the payment of the Obligations to the Banks and the termination of this Loan Agreement.

		5.11. Compliance by Consolidated Subsidiaries. The Borrower covenants and agrees to cause each of its Consolidated Subsidiaries, whether now existing or hereafter created or acquired, to comply with all of the covenants set forth in Section
5 and Sections 6.1 through 6.7 and Section 6.12 hereof. The covenants set forth in Sections 6.8 through 6.11 hereof are calculated on a consolidated basis and shall be determined solely by reference to the consolidated financial statements of the Borrower and its Consolidated Subsidiaries.

		5.12. Delivery of Atlantic Guaranty. Borrower shall cause the following to be delivered to Agent for the benefit of the Banks on or before ninety (90) days following written notice to Borrower from the Requisite Banks given on or at any time after, if applicable, the date that Atlantic becomes a Subsidiary of Borrower, and failure of Borrower to do so shall constitute an Event of Default: (i) the Atlantic Guaranty Agreement, and (ii) an opinion of counsel for Atlantic to the effect that Atlantic is validly existing and the Atlantic Guaranty Agreement has been duly executed and delivered by a duly authorized corporate officer of Atlantic.

	SECTION 6
	NEGATIVE COVENANTS

	6.	Negative Covenants.  The Borrower hereby covenants and
agrees that until the Revolving Notes have been paid in full to the Banks, the Borrower will perform and observe all of the following provisions:

		6.1. Mergers. Dissolutions and Other Extraordinary Events. The Borrower will not, without the prior written consent of the Requisite Banks, which consent shall not be unreasonably withheld:

	(a) Be or become a party to any consolidation, reorganization (including, without limitation, the types referred to in Section
368 of the Code) merger or recapitalization, other than (i) any merger of a Subsidiary into the Borrower, (ii) any merger of a Subsidiary into another Subsidiary, or (iii) any merger pursuant to which the Borrower or any Subsidiary of the Borrower is the surviving corporation; or

	(b) Sell, lease, assign, transfer or dispose of all or a material portion of its assets other than in the ordinary course of the Borrower's business as historically conducted.

		6.2. Indebtedness. The Borrower will not, without the prior written consent of the Requisite Banks, directly or indi-rectly, create, incur, assume, guarantee, agree to purchase or repurchase or provide funds in respect of, or otherwise become liable with respect to any Indebtedness or Contingent Obligation other than

	(a) the Revolving Notes;

	(b) current liabilities of the Borrower (other than for borrowed money) incurred in the ordinary course of its business and in accordance with customary trade practices;

	(c) Purchase Money Indebtedness incurred by the Borrower to finance Capital Expenditures, up to Five Million Dollars ($5,000,000.00) in aggregate principal amount at any one time outstanding, subject to the limitation that any such Purchase Money Indebtedness may only be secured by those assets acquired by the Borrower with the proceeds of such Purchase Money Indebtedness;

	(d) Indebtedness the proceeds of which are used to permanently reduce the Revolving Loan Commitments pursuant to Section 2.4A(i) hereof;

	(e) the Indebtedness and Contingent Obligations identified on
Schedule 4.10 annexed hereto;

	(f) the Line of Credit Notes;

	(g) the Swing Line Note;

	(h) the Senior Notes; and

	(i) the Note Purchasers Guaranty Agreements, provided neither of the same is modified or amended without the prior written consent of the Banks.

		6.3. Use of Assets. The Borrower will not use, or cause or permit the use of, any of its assets in any manner which could result in a Material Adverse Effect.

		6.4. Liens. The Borrower will not, without the prior written consent of the Requisite Banks, directly or indirectly create, incur, assume or permit to continue in existence (other than existing Liens permitted under this Loan Agreement), any Lien on, or pledge or deposit of, or conditional sale or other title retention agreement (including any Capital Lease which in accor-dance with GAAP would constitute Indebtedness) with respect to, any property or asset now owned or hereafter acquired by the Borrower, provided that the restrictions in this Section 6.4 shall not prohibit:

	(a) Liens securing all Purchase Money Indebtedness permitted under Section 6.2(c) hereof, provided that (i) each such Lien shall at all times be confined solely to the item of property acquired with the proceeds of such Purchase Money Indebtedness, and (ii) no such Lien shall be permitted unless at the time of the creation of such Lien the incurrence of such Purchase Money Indebtedness would be permitted by Section 6.2 hereof;

	(b) liens for taxes, assessments or other governmental charges the payment of which is not at the time required for the reasons set forth by the proviso to the first sentence of Section 5.2(a);

	(c) statutory liens of landlords and liens of carriers, warehousemen, mechanics, contractors and materialmen incurred in the ordinary course of business for sums not yet due or being contested by the Borrower in good faith and by appropriate proceedings promptly initiated and diligently conducted, if the Borrower shall have made such reserve or other appropriate provi-sion, if any, as shall be required by GAAP in connection therewith;

	(d) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) for sums not yet due or being contested by the Borrower in good faith and by appropriate proceedings promptly initiated and diligently conducted, if the Borrower shall have made such reserve or other appropriate provision, if any, as shall be required by GAAP in connection therewith;

	(e) easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business which do not in the aggregate materially detract from the value of the property of the Borrower or materially impair the use thereof in the operation of its business and which do not interfere with the ordinary conduct of the business of the Borrower;

	(f) Liens, charges, encumbrances and priority claims which (i) are incidental to the conduct of the business of the Borrower and the ownership of its properties and assets, (ii) were not incurred in connection with the borrowing of money or the obtaining of advances of credit, and (iii) do not in the aggregate materially detract from the value of the property of the Borrower or material-ly impair the use thereof in the operation of its business;

	(g) security interests created under Capital Leases expressly permitted to be entered into by the Borrower pursuant to Section
6.2 hereof;

	(h) the Liens identified on Schedule 4.10 annexed hereto;

	(i) common law liens encumbering goods acquired by the Borrower the acquisition of which has been financed through a "trade" or "commercial" letter of credit issued for the account of the Borrower; and

	(j) other liens securing amounts not in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) in principal amount (including capitalized interest) at any one time outstanding.

		6.5. Investments, Loans, etc. The Borrower will not, without the prior written consent of the Requisite Banks, directly or indirectly, purchase or otherwise acquire the stock or other securities or the properties or assets of any other Person, or make any investment in or any loan, advance or capital contribution to any other Person, provided that

	(i) the Borrower may purchase or otherwise acquire and own
Eligible Investments;

	(ii) the Borrower may purchase or otherwise acquire goods and services in the ordinary course of business and in accordance with customary trade practices;

	(iii) the Borrower may make Capital Expenditures subject to the limitation on the incurrence of Purchase Money Indebtedness set forth in Sections 6.2(c) and 6.4(a) hereof;

	(iv) so long as no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom, the Borrower (A) may contribute capital and/or make loans to its Mexican Subsidiary in an amount not to exceed Ten Million Dollars ($10,000,000.00) during the term of the Loan Agreement, and (B) may increase its existing investment in and/or make loans to its other Consolidated Subsidiaries;

	(v) the Borrower may extend, renew and/or reissue its guaranty of payment of each and every promissory note now or hereafter issued by Processing Technology, Inc. to National City to evidence the Two Million Dollars ($2,000,000) line of credit established by National City in favor of Processing Technology, Inc.;

	(vi) the Borrower may extend, renew and/or reissue from time to time any guaranties of payment up to an aggregate amount of Six Million Two Hundred fifty Thousand Dollars ($6,250,000.00) of the unpaid principal of and/or unpaid interest on each and every promissory note now or hereafter issued by Mi-Tech Steel, Inc.;

	(vii) so long as no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom, the Borrower may increase its existing investment in the Joint Ventures, subject to the limitation set forth in subpart (viii) below; and

	(viii) the Borrower may incur guarantees and other Contingent Obligations and/or expend funds, including, without limitation, by making loans, up to a maximum aggregate amount of Five Million Dollars ($5,000,000.00), in connection with the acquisition of the assets, debt or equity interests of any Person, provided that any such acquisition, on a pro forma basis after giving effect to any such acquisition, will not cause the Borrower to be in violation of any of the covenants set forth in Sections 6.8 through 6.11 hereof, as evidenced by a duly completed Compliance Certificate delivered to the Agent, and provided that no Event of Default or Potential Event of Default shall exist. For purposes of the Five Million Dollar ($5,000,000.00) limitation set forth in this Section 6.5(viii), the amount of any Contingent Obligation incurred by the Borrower shall be deemed to equal the maximum dollar amount of liability of the Borrower under the particular Contingent Obliga-tion.

	(ix) so long as no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom the Borrower (A) may contribute capital and/or make loans to Mi-Tech Steel, Inc., or guarantee the obligations of Mi-Tech Steel, Inc. in an aggregate amount not to exceed Ten Million Dollars ($10,000,000.00) during the term of the Loan Agreement, and (B) may increase its existing investment in and/or make loans to its other Consolidated Subsidiaries.

	(x) so long as no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom the Borrower (A) may acquire all of the issued and outstanding capital stock of Atlantic, provided such acquisition is concluded on or before May 15, 1997, and provided that the total purchase price paid by or for the account of Borrower in cash or other property does not exceed the amount of $7,250,000, and (B) from and after the acquisition by Borrower of all of the issued and outstanding capital stock of Atlantic, (a) may contribute capital and/or make loans to Atlantic in an amount not to exceed Twenty-Two Million Dollars ($22,000,000) in the aggregate outstanding at any one time during the term of the Loan Agreement, and (b) may increase its existing investment in and/or make loans to its other Consolidated Subsidiaries.

		6.6. Restricted Junior Payments. The Borrower will not make any Restricted Junior Payments after the occurrence and during the continuation of any Event of Default.

		6.7. Agreements and Licenses. The Borrower will not transfer, terminate, cancel, modify or amend, encumber, or commit a default under, any operating lease or Capital Lease to which the Borrower is a party, or any license, permit, consent, approval or authorization necessary or appropriate for the conduct of the Bor-rower's business, if the same would result in a Material Adverse Effect.

		6.8. Consolidated Current Ratio. The Borrower will not permit the ratio of its Consolidated Current Assets to its Consoli-dated Current Liabilities to be less than 1.5 to 1.0 as at any Fiscal Quarter end.

		6.9. Consolidated Total Debt to Consolidated Total Capitalization. The Borrower will not permit the ratio of its Consolidated Total Debt to its Consolidated Total Capitalization to exceed .55 to 1.0 as at any Fiscal Quarter end.

		6.10. Consolidated Interest Expense and Consolidated Rent Expense Coverage Ratio. The Borrower will not permit, as at each Fiscal Quarter end, the ratio of (a) its Consolidated Net
Income plus Consolidated Interest Expense, provisions for all taxes and Consolidated Rent Expense for the four-Fiscal Quarter period ended on such Fiscal Quarter end, to (b) the sum of its Consolidat-ed Interest Expense and Consolidated Rent Expense for the four-Fiscal Quarter period ended on such Fiscal Quarter end, to be less than 3.0 to 1.0 as at any Fiscal Quarter end.

		6.11. Minimum Consolidated Tangible Net Worth. The Borrower will not permit its Consolidated Tangible Net Worth:

	(i) As of September 30, 1996 to be less than Eighty-Five
Million Dollars ($85,000,000); and

	(ii) As of each subsequent Fiscal Quarter end of the Borrower after September 30, 1996, to be less than the sum of the Minimum Consolidated Tangible Net Worth required of the Borrower as of the immediately preceding Fiscal Quarter end plus fifty percent (50%) of the Borrower's Consolidated Net Income for its Fiscal Quarter then ended plus one hundred percent (100%) of the net proceeds from any equity offering completed after October 11, 1996.

		For purposes of this Section 6.11, any net losses hereafter incurred by the Borrower will not reduce the amount of the Minimum Consolidated Tangible Net Worth required to be maintained by the Borrower pursuant to this Section 6.11.

		6.12. Transactions with Affiliates. The Borrower will not directly or indirectly enter into any operating lease or Capital Lease or other transaction with any Affiliate of the Borrower which would have a Material Adverse Effect.


	SECTION 7
	EVENTS OF DEFAULT; ACCELERATION


	7.	Events of Default; Acceleration.  If any of the
following events ("Events of Default") shall occur:

	(a) If the Borrower shall default in the payment of any interest on any of the Revolving Notes, the Line of Credit Notes or the Swing Line Note when the same becomes due and payable and any such default continues for ten (10) Business Days; or

	(b) If the Borrower shall default in the payment of any principal of any of the Revolving Notes, the Line of Credit Notes or the Swing Line Note when the same becomes due and payable and any such default continues for ten (10) Business Days; or

	(c) If the Borrower shall breach or default in the performance or observance of any of the provisions of Sections 6.1, 6.6, 6.7, 6.8, 6.9, 6.10 or 6.11 and such breach or default is not cured within thirty (30) days after the Agent has given written notice of such breach or default to the Borrower; or

	(d) If the Borrower shall default in the performance of or compliance with any covenant, obligation or provision contained in this Loan Agreement (other than those referred to above in this Section 7), and any such default shall not have been remedied (i) within thirty (30) days after the date written notice of such default shall have been delivered to the Borrower, or (ii) if such default cannot be cured within such thirty (30) day period, within such longer period of time as may be necessary to effect such cure, but in any event within sixty (60) days after written notice of such default shall have been delivered to the Borrower, provided that the Borrower commences to cure the particular default within such thirty (30) day period and prosecutes the cure to completion with due diligence within sixty (60) days after written notice of such default shall have been delivered to the Borrower; or

	(e) If any material representation or warranty made in writing by or on behalf of the Borrower herein or pursuant hereto or otherwise in connection with the transactions contemplated hereby shall have been materially false or misleading or incorrect when made and the Borrower shall have known or should have known of the falsity, misleading nature of or incorrectness of such repre-sentation or warranty when it was made, and the Borrower fails to cause such representation or warranty to cease to be materially false, misleading or incorrect within thirty (30) days after writ-ten notice of such materially false, misleading or incorrect rep-resentation or warranty shall have been delivered to the Borrower;
or

	(f) If the Borrower shall default (as principal or guarantor or other surety or otherwise) in the payment of any principal of or premium, if any, or interest on any other Indebtedness in respect of borrowed money or any Capital Lease or in the deferred purchase price of property which, at the time of the Borrower's default in the payment thereof, has an unpaid balance in excess of One Million Dollars ($1,000,000.00), or if the Borrower defaults in the performance of or compliance with any term of any documents evidencing Indebtedness of the Borrower or of any agreement relat-ing thereto, and (i) such default shall continue for more than the period of grace, if any, specified therein and shall not have been waived pursuant thereto, (ii) the Borrower shall not be contesting the amount or validity of, or its liability for, any such Indebt-edness or Capital Lease or deferred purchase price of property in good faith and by appropriate proceedings promptly initiated and diligently conducted by the Borrower and in which all actions against the property of the Borrower have been stayed, and (iii) the holder of such Indebtedness has an immediate right under applicable law to accelerate the maturity of such Indebtedness by virtue of such default and expiration of the applicable grace period; or

	(g) If the Borrower shall discontinue its business or shall make an assignment for the benefit of its creditors, or shall fail generally to pay its debts as such debts become due, or shall apply for or consent to the appointment of or taking possession by a trustee, receiver or liquidator (or other similar official) of any substantial part of its property, or if the Borrower shall take any action in furtherance of its dissolution or liquidation; or

	(h) If the Borrower shall commence a case or have an order for relief entered against it under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable bankruptcy, insolvency or other similar law, or if, within thirty (30) days after the commencement against the Borrower of a case under the Bankruptcy Code, as now or hereafter constituted, or any other applicable bankruptcy, insolvency or other similar law, such case shall have been consented to or shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of the Borrower shall not have been stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if within sixty (60) days after the entry of a decree appointing a trustee, receiver or liquidator (or other similar official) of any substantial part of the property of the Borrower, such appoint-ment shall not have been vacated; or

	(i) If a final uninsured judgment which, with other out-standing final judgments against the Borrower exceeds an aggregate of One Million Dollars ($1,000,000.00), shall be rendered against the Borrower and (i) if, prior to the availability of any execution thereon, such judgment shall not have been discharged or execution thereof shall not have been stayed pending appeal, or if, after the expiration of any such stay, such judgment shall not have been dis-charged, or (ii) the Borrower shall not have established adequate reserves on its books in respect of such final uninsurable judgment or judgments; or

	(j) If the Borrower experiences a Change in Control without the prior written consent of the Banks;

then (i) upon the occurrence of any Event of Default described in clause (h) of this Section 7 with respect to the Borrower, the Revolving Loan Commitment of each Bank shall terminate and the respective unpaid principal balances of the Revolving Notes to-gether with all accrued interest thereon and all other Obligations of the Borrower to the Banks shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower, or (ii) upon the occurrence of any other Event of Default referred to in this Section 7, the Agent, with the written consent of the Requisite Banks at any time at their option, shall by written notice to the Borrower, terminate the Banks' respective Revolving Loan Commitments and declare the respective unpaid prin-cipal balances of the Revolving Notes together with all accrued interest thereon and all other Obligations of the Borrower to the Banks to be due and payable in full to the Banks, without present-ment, demand, protest or other requirements of any kind, all of which are hereby waived by the Borrower. Upon the occurrence of any Event of Default, the Banks shall have no obligation to make additional Revolving Loans to the Borrower, PNC shall have no obligation to issue or extend the expiration date of any Letters of Credit, and the Borrower shall immediately deposit with the Agent an amount in "good and collected" funds equal to the then-existing Letter of Credit Usage to secure all Obligations of the Borrower in respect of all outstanding Letters of Credit.

		Any amendment or modification of this Loan Agreement shall, except as otherwise expressly provided herein, require the affirmative written consent of the Requisite Banks; provided, notwithstanding anything herein to the contrary, the following shall require the affirmative written consent of all of the Banks:
(i) the termination, cancellation or release of any Loan Instru-ment, (ii) the decrease in the interest rate(s) borne by the Revolving Loans, other than decreases in the interest rate(s) borne by the Revolving Loans by virtue of any decreases in the Federal Funds Rate or the Adjusted LIBOR Rate, in each case as expressly contemplated herein, (iii) the decrease in the Letter of Credit Fee Percentage, (iv) any extension of the stated maturity date of the Revolving Loan Commitments pursuant to Section 2.1B hereof, (v) any extension of the due dates of any installments of accrued interest on the Revolving Loans, (vi) any reduction in the Pro Rata Share of any Bank except as expressly contemplated or permitted in this Loan Agreement, (vii) any change in the provision that Banks holding more than 60% of the Total Utilization of Revolving Loan Commit-ments constitute the Requisite Banks, (viii) any amendment, modi-fication or termination of the Guaranty Agreement and/or any re-lease of Wabash Steel Corporation from any of its obligations thereunder, or (ix) any amendment of the provisions of this paragraph.

	SECTION 8
	REMEDIES


	8.	Remedies.

		8.1. Defaults. Upon the occurrence and during the con-tinuation of any Event of Default, the Agent, at the direction of the Requisite Banks, shall proceed to protect and enforce the rights of the Banks by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, in the Revolving Notes or in the other
Loan Instruments, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law. In case of a default in the payment of any principal of or premium, if any, or interest on the Revolving Notes or upon acceleration thereof, the Borrower will pay to the Banks such further amount as shall be sufficient to cover the costs and expenses of collection thereof, including (to the extent permitted by law), without limitation, reasonable attorneys' fees, expenses and disbursements (including allocable costs of in-house counsel of the Agent or any Bank).

		8.2. Offset. If any Event of Default shall occur and be continuing and regardless of whether or not the Banks have accelerated the maturity date of the Revolving Notes or any of the other Obligations, each Bank shall have the right then, or at any time thereafter, to setoff against any and all deposit balances and other sums and Indebtedness and other property then held or owed by that Bank to or for the credit or account of the Borrower, all without notice to or demand upon the Borrower or any other Person, all such notices and demands being hereby expressly waived by the Borrower, and in and on all of which the Borrower hereby grants each Bank a Lien to secure the payment of the Obligations. All amounts received by a Bank pursuant to the exercise of its right of setoff against any deposit balances or other sums and Indebtedness and other property then held or owed by such Bank to or for the credit or account of the Borrower shall be shared pro rata with the other Banks and applied to the payment of the Obligations in the manner set forth in Section 12.4 hereof.

		8.3. Rights Cumulative. All of the rights and remedies of the Banks and/or the Agent, in its capacity as agent for the Banks, as applicable, upon the occurrence of an Event of Default shall be cumulative to the greatest extent permitted by law, and shall be in addition to all those rights and remedies afforded the Banks at law or in equity or under the other Loan Instruments.

		8.4. Payment of Costs and Expenses. All of the costs, expenses, damages and liabilities, including, without limitation, all reasonable attorneys' fees, incurred by and imposed upon the Banks with respect to, in connection with or as a result of any action taken or omitted to be taken pursuant to this Loan Agreement and the other Loan Instruments shall be paid by, and shall be the sole and joint and several responsibility of, the Borrower.

	SECTION 9
	THE AGENT


	9.	The Agent.  The parties to this Loan Agreement stipulate
that the provisions of this Section 9 shall apply to the Line of Credit Advances with the same force and effect as such provisions apply to Revolving Loans.

		9.1. Appointment. Each Bank hereby irrevocably desig-nates, appoints and authorizes PNC to act as Agent for such Bank under this Loan Agreement and to execute and deliver or accept on behalf of each of the Banks the other Loan Instruments. Each Bank hereby irrevocably authorizes, and each holder of any Revolving
Note by the acceptance of such Revolving Note shall be deemed irrevocably to authorize, the Agent to take such action on behalf of such Bank and such holder under the provisions of this Loan Agreement and the other Loan Instruments and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. PNC agrees to act as the Agent on behalf of the Banks to the extent provided in this Loan Agreement.

		9.2. Delegation of Duties. The Agent may perform any of its duties hereunder by or through agents or employees (provided such delegation is exercised with reasonable care and does not con-stitute a relinquishment of its duties as Agent) and, subject to Sections 9.5, 9.6 and 9.7 hereof, shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties here-under and to rely upon any advice so obtained, provided reasonable care is used in the selection of the foregoing experts.

		9.3.  Nature of Duties; Independent Credit
Investigation. The Agent shall have no duties or responsibilities except those expressly set forth in this Loan Agreement and the other Loan Instruments and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Loan Agreement or shall otherwise exist. The duties of the Agent shall be mechanical and administrative in nature and shall include the duty to provide to each Bank an executed original of such Bank's Revolving Note and an executed original of this Loan Agreement and a copy of the other Loan Instruments; the Agent shall not have by reason of this Loan Agreement a fiduciary or trust relationship in respect of any Bank; and nothing in this Loan Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Loan Agreement except as expressly set forth herein. Each Bank expressly acknowledges (i) that the Agent has not made any representations or warranties to it and that no act which the Agent hereafter takes, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Bank; (ii) that it has made and will continue to make, without reliance upon the Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of the Borrower in connection with this Loan Agreement and the making and continuance of the Revolving Loans hereunder; and (iii) except as expressly provided herein, that the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of any Revolving Loan or at any time or times thereafter

		9.4. Actions in Discretion of the Agent; Instructions from the Banks. The Agent agrees, upon the written request of the Requisite Banks, to take or refrain from taking any action of the type specified as being within the Agent's rights, powers or dis-cretion herein; provided that the Agent shall not be required to take any action which exposes the Agent to legal liability or which is contrary to this Loan Agreement or any other Loan Instrument or applicable law. In the absence of a request by the Requisite
Banks, the Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Loan Agreement specifically requires the consent of the Requisite Banks or all of the Banks. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Banks, subject to the provisions of Section 9.6 hereof. Subject to the provisions of Section 9.6 hereof, no Bank shall have any right of action what-soever against the Agent as a result of the Agent acting or re-fraining from acting hereunder in accordance with the instructions of the Requisite Banks or the Banks, as applicable, or in the absence of such instructions, in the absolute discretion of the Agent.

		9.5. Reimbursement and Indemnification of the Agent and the Banks by the Borrower. The Borrower unconditionally agrees to pay or reimburse the Agent and each Bank and save the Agent and each Bank harmless against (i) liability for the payment of all reasonable and necessary out-of-pocket costs, expenses and dis-bursements for which reimbursement is customarily obtained, in-cluding fees and expenses of counsel and consultants (including allocable costs of in-house counsel of the Agent and each Bank), incurred by the Agent and/or any Bank (a) in connection with the preparation, negotiation, printing, execution, administration, interpretation and performance of this Loan Agreement and the other
Loan Instruments, (b) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (c) in connection with the enforcement of this Loan Agreement or any other Loan In-strument or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Loan Agreement or any other Loan Instrument, whether in bankruptcy or receivership proceedings or otherwise, and (d) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Instrument or in connection with any foreclosure, collection or bankruptcy proceedings, and (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent and/or any Bank, in its capacity as such, in any way relating to or arising out of this Loan Agreement or any other
Loan Instrument or any action taken or omitted by the Agent and/or any Bank hereunder or thereunder; provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A) if the same results from the gross negligence or willful misconduct of the Agent or any Bank, or (B) if the Borrower were not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense, or (C) if the same results from a compromise or settlement agreement entered into without the consent of the Borrower which consent shall not be unreasonably withheld.

		9.6. Exculpatory Provisions. Neither the Agent nor any of its directors, officers, employees, agents or affiliates shall
(i) be liable to any Bank for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any other Loan Instruments, unless caused by its or their own gross negligence or willful misconduct, (ii) be respon-sible in any manner to any of the Banks for the effectiveness, enforceability, genuineness, validity or the due execution of this Loan Agreement or any other Loan Instrument or for any recital, representation, warranty, document, certificate, report or state-ment herein or made or furnished under or in connection with this Loan Agreement or any other Loan Instrument, or (iii) be under any obligation to any of the Banks to ascertain or to inquire as to the performance or observance of any of the terms, covenants or condi-tions hereof or thereof on the part of the Borrower, or the finan-cial condition of the Borrower, or the existence or possible existence of any Event of Default or Potential Event of Default under the Loan Instruments. Neither the Agent nor any Bank nor any of their respective directors, officers, employees, agents, attor-neys or affiliates shall be liable to the Borrower or any other
Person for consequential damages resulting from any breach of con-tract, tort or other wrong in connection with the negotiation, documentation or administration of the Loan Instruments or the collection of the Revolving Loans.

		9.7. Reimbursement and Indemnification of the Agent by the Banks. Each Bank agrees to reimburse and indemnify the Agent
(to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) in proportion to its Pro
Rata Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Loan Agreement or any other Loan Instrument or any action taken or omitted by the Agent hereunder or thereunder, provided that no such reimbursement shall be required with respect to expenses incurred by the Agent during the time period through the Closing Date and no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (i) if the same relates to or arises out of the Agent's gross negligence or willful misconduct, or (ii) if such Bank was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense, or (iii) if the same results from a compromise and settlement agreement entered into without the consent of the Requisite Banks, which consent shall not be unreasonably withheld.

		9.8. Reliance by the Agent. The Agent shall be entitled to rely upon any writing, telegram, telex or teletype message, facsimile, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

		9.9. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential
Event of Default or Event of Default unless the Agent has received written notice from a Bank or the Borrower referring to this Loan Agreement, specifically describing such Potential Event of Default or Event of Default and stating that such notice is a "notice of default."

		9.10. The Banks in Their Individual Capacities. With respect to its Revolving Loan Commitment and the Revolving Loans made by it, the Agent shall have the same rights and powers here-under as any other Bank and may exercise the same as though it were not the Agent, and the term "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity.
 PNC and its Affiliates and each of the Banks and their respective Affiliates may, without liability to account, except as prohibited herein, make loans to, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking or trust business with, the Borrower and its Affiliates, in the case of the Agent, as though it were not acting as Agent hereunder and in the case of each Bank, as though such Bank were not a Bank hereunder.

		9.11. Holders of Revolving Notes. The Agent may deem and treat any payee of any Revolving Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Revolving Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Revolving
Note or of any Revolving Note or Revolving Notes issued in exchange therefor.

		9.12. Equalization of the Banks. The Banks and the holders of any participations in any Revolving Notes agree among themselves that, with respect to all amounts received by any Bank or any such holder for application on any Obligation hereunder or under any Revolving Note or other Loan Instrument or under any such participation, whether received by voluntary payment, by realiza-tion upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Banks and such holders in proportion to their interests in payments under the Revolving Notes. The Banks or any such holder receiving any such amount shall purchase for cash from each of the other Banks an interest in such Bank's Re-volving Loans in such amount as shall result in a ratable partici-pation by the Banks and each holder in the aggregate unpaid amount under the Revolving Notes, provided that if all or any portion of such excess amount is thereafter recovered from the Bank or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, to-gether with interest or other amounts, if any, required by law (including court order) to be paid by the Bank or the holder making such purchase.

		9.13. Successor Agent. The Agent may resign as Agent with the consent of the Borrower, such consent not to be unreasonably withheld, upon not less than thirty (30) days prior written notice given to the Borrower and the Banks. If the Agent shall resign under this Loan Agreement, then either (i) the Requisite Banks shall appoint from among the Banks a successor agent for the Banks, subject to the consent to such successor agent by the Borrower, such consent not to be unreasonably withheld, or
(ii) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Agent's notice to the Banks of its resignation, then the Agent shall appoint, with the consent of the Borrower, such consent not to be unreasonably withheld, a successor agent who shall serve as Agent until such time as the Requisite Banks appoint, and the Borrower consents, which consent shall not be unreasonably withheld, to the appoint-ment of, a successor agent. Upon its appointment pursuant to either clause (i) or (ii) above, such successor agent shall succeed to the rights, powers and duties of the Agent and the term "Agent" shall mean such successor agent, effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the other parties to this Loan
Agreement. After the resignation of any Agent hereunder, the provisions of this Section 9.13 shall not by reason of such resignation be deemed to release the Agent from liability for any actions taken or not taken by it while it was the Agent under this Loan Agreement.

		9.14. Calculations. In the absence of gross negligence or willful misconduct, the Agent shall not be liable for any error in computing the amount payable to any Bank whether in respect of the Revolving Loans or the fees or other amounts due to the Banks under this Loan Agreement. In the event an error in computing any amount payable to any Bank is made, the Agent, the Borrower and each affected Bank shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal
Funds Rate.

		9.15.  Beneficiaries.  Except as set forth in Sections
9.5 and 9.13 hereof, the provisions of this Section 9 are solely for the benefit of the Agent and the Banks, and the Borrower shall not have any right to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Loan Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower or any other Person.

	SECTION 10
	ASSIGNMENTS AND PARTICIPATIONS


	10.	Assignments and Participations in Revolving Loans and
Revolving Notes. The parties to this Loan Agreement stipulate that the provisions of this Section 10 shall apply to the Line of Credit Advances with the same force and effect as such provisions apply to Revolving Loans.

		10A.	Each Bank shall have the right at any time, upon
prior written notice to, and with the prior written consent of, the Borrower and the Agent, which consent shall not be unreasonably withheld, to sell, assign, transfer or negotiate all or a permitted portion of such Bank's Revolving Loans and Revolving Loan Commit-ment to one or more Eligible Assignees. Each Bank shall, following a demand by the Borrower after a demand by such Bank pursuant to
Section 2.2G(ii), 2.6C, 2.8A, 2.8B or 2.8C hereof, or upon the failure by a Bank to extend the Revolving Loan Commitment Termina-tion Date pursuant to Section 2.1B hereof, sell, assign, transfer or negotiate all or any part of its Revolving Loans and Revolving
Loan Commitment to one or more Eligible Assignees selected or approved by the Borrower; provided that prior to receiving any confidential or other material information regarding the Borrower or the transactions contemplated by this Loan Agreement, any Eligible Assignee shall have entered into a Confidentiality Agree-ment; provided further that any such assignment shall become effective five (5) Business Days after the Agent's receipt of (x) a written notice of such assignment from the assigning Bank, (y) processing and recordation fees of Two Thousand Dollars ($2,000) from the assigning Bank in connection with the Agent's recording of such sale, assignment, transfer or negotiation, and (z) an Assign-ment Agreement executed by the assignee and assignor; provided still further that no Bank shall make any assignment to any Eligi-ble Assignee in a principal amount of less than Five Million
Dollars ($5,000,000) unless, after giving effect to such assign-ment, the assigning Bank will have no Revolving Loans or Revolving
Loan Commitment hereunder; provided still further, each such assignment made as a result of a demand by the Borrower pursuant to this Section 10.A shall be arranged by the Borrower at its expense (including without limitation, the processing and recordation fee referred to in (y) above) after consultation with the Agent, shall be to an Eligible Assignee(s) acceptable to the Agent as confirmed in a written notice to the Borrower, and shall be either an assign-ment of all of the rights and obligations of the assigning Bank under this Loan Agreement or an assignment of a portion of such rights and obligations made concurrently with another assignment or other such assignments which together constitute all of the rights and obligations of the assigning Bank under this Loan Agreement.
In the case of any sale, assignment, transfer or negotiation of all or part of the Revolving Loans and the Revolving Loan Commitments authorized under this Section 10.A, the assignee, transferee or recipient shall have, to the extent of such sale, assignment, transfer or negotiation, the same rights, benefits and obligations as it would if it were a Bank hereunder, including, without limitation (x) the right to approve or disapprove actions which, in accordance with the terms hereof, require the approval of the Requisite Banks or the Banks, as applicable, and (y) the obligation to fund Revolving Loans directly to the Agent pursuant to Section 2 hereof. Upon its receipt of any Assignment Agreement delivered by an assigning Bank pursuant to this Section 10.A, the Agent shall record the information contained therein in the records of the Agent.

		10B.	Notwithstanding Section 10.A hereof, each Bank may
grant participations in all or any part of its Revolving Loans and Revolving Loan Commitment to one or more of its Affiliates; pro-vided that (i) any such disposition shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify the Revolving Loans or the Revolving Notes or any other
Loan Instrument under the blue sky law of any state; (ii) the holder of any such participation shall not be entitled to require such Bank to take or omit to take any action hereunder except action directly extending the final maturity of any portion of the principal amount of or interest on a Revolving Loan allocated to such participation or a reduction of the principal amount of or the rate of interest payable on the Revolving Loans, or payments due in repayment of draws under Letters of Credit allocable to such par-ticipation; and (iii) neither the Agent nor the Borrower shall have any duty or obligation to deal directly with the holder of any such participation but instead shall be entitled to continue to deal directly with the Bank that granted such participation.

		10C.	No Bank shall, as between the Borrower and that
Bank, be relieved of any of its obligations hereunder as a result of any granting of participations in all or any part of the Revolv-ing Loans or Revolving Loan Commitment or other Obligations owed to such Bank to any Affiliate of such Bank. Each Bank shall, as be-tween the Borrower and that Bank, be relieved of its obligations hereunder as a result of any sale, assignment, transfer or negotia-tion of all or any part of the Revolving Loans or Revolving Loan Commitment of that Bank or other Obligations owed to such Bank made in accordance with Section 10.A hereof.

		10D.	Notwithstanding the provisions of Section 10.A.
hereof, no Bank shall be entitled to assign all or any portion of its Revolving Loans or Revolving Loan Commitment under this Loan Agreement pursuant to Section 10.A. hereof unless (x) such assign-ing Bank shall have given the other Banks a first right to acquire or purchase the portion of the Bank's Revolving Loans and Revolving Loan Commitment being assigned. The assigning or selling Bank shall notify the Agent of the amount of its Revolving Loans and Re-volving Loan Commitment it intends to transfer and the Agent shall give each other Bank notice thereof and shall determine within forty-five (45) days the amount, if any, that the other Banks elect to acquire, such amount to be allocated pro rata among such Banks in accordance with their respective Revolving Loan Commitments unless such Banks otherwise agree to the contrary. The provisions of this Section 10.D. shall not apply to the sale by any Bank of participations in its Revolving Loans and Revolving Loan Commitment to any Affiliate of such Bank.

		10E.	In the event any Bank becomes an Affected Bank pur-
suant to Section 2.1B, 2.2G, 2.6C, 2.8A, 2.8B or 2.8C hereof and the Borrower elects, at its sole option, to replace the Affected
Bank with an Eligible Assignee(s) selected by the Borrower and approved of in writing by the Agent, which approval shall not be unreasonably withheld, the Borrower shall, prior to selecting any replacement Eligible Assignee for the Affected Bank, offer to the other Banks for a period of sixty (60) days the right to increase their respective Revolving Loan Commitments by an aggregate amount equal to the Revolving Loan Commitment of the Affected Bank, such Revolving Loan Commitment of the Affected Bank to be allocated pro rata among the other Banks in accordance with their respective
Revolving Loan Commitments unless such other Banks otherwise agree to the contrary. In the event the Banks (other than the Affected
Bank) elect not to increase their respective Revolving Loan Com-mitments or fail to respond to the Borrower within the sixty (60) day period referenced above, the Borrower shall have the right to replace the Affected Bank with an Eligible Assignee(s). Each Bank agrees that, in the event it becomes an Affected Bank, such Bank will sell its Revolving Loan and Revolving Loan Commitment to the other Banks and/or an Eligible Assignee(s), as the case may be, if directed by the Borrower, in accordance with the provisions of this
Section 10.E. The Affected Bank and the Eligible Assignee(s) shall be obligated to execute and deliver an Assignment Agreement in favor of the Agent.

	SECTION 11
	INDEMNITY


		The Borrower shall indemnify and hold harmless the Banks, their respective successors, assigns, agents and employees, from and against any and all claims, actions, suits, proceedings, costs, expenses, damages, fines, penalties and liabilities, including, without limitation, reasonable attorneys' fees and costs, arising out of and/or connected with the transactions contemplated hereunder. Provided, the Borrower shall have no obligation to indemnify the Banks for any loss caused by the Banks' gross negligence or willful misconduct. At each Bank's request, the Borrower shall, at its own cost and expense, defend or cause to be defended any and all such actions or suits that may be brought against the applicable Bank and, in any event, shall satisfy, pay and discharge any and all judgments, awards, penalties, costs and fines that may be recovered against the applicable Bank in any such action, plus all attorneys' fees and costs related thereto to the extent permitted by applicable law; provided, however, that each Bank shall give the Borrower, to the extent the applicable Bank seeks indemnification from the Borrower under this Section 11, written notice of any such claim, demand or suit as soon as practicable after the applicable Bank has received written notice thereof, and the applicable Bank shall not settle any such claim, demand or suit, if the applicable Bank seeks indemnification therefor from the Borrower, without first giving notice to Borrower of the applicable Bank's desire to settle and obtaining the consent of Borrower to the same, which consent Borrower hereby agrees not to unreasonably withhold.

	SECTION 12
	MISCELLANEOUS



		12.1. Submission to Jurisdiction, etc. The Borrower hereby irrevocably agrees that any legal action, suit or proceeding against the Borrower with respect to the obligations and liabili-ties of the Borrower hereunder or any other matter under or arising out of or in connection with this loan Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding may be brought in the United States District Court of the Western District of Kentucky or in the courts of the Common-wealth of Kentucky, as the Requisite Banks may elect, and, by exe-cution and delivery of this Loan Agreement, the Borrower hereby irrevocably accepts and submits to the non-exclusive jurisdiction of each of the aforesaid courts in personam generally and uncondi-tionally with respect to any such action, suit or proceeding in-volving the Borrower and in respect of the Borrower's property.
The Borrower further agrees that final judgment against the Bor-rower in any action, suit or proceeding referred to herein shall be conclusive after all appeals have been exhausted or waived by the Borrower, and may thereafter be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclu-sive evidence of the fact and of the amount of the Borrower's obli-gations and liabilities. The Borrower further irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding by mailing copies thereof by regis-tered or certified air mail, postage prepaid, to the Borrower at the address set forth in Section 12.3 below or by serving copies thereof upon any statutory agent for service of process of the Borrower. The Borrower agrees that service upon the Borrower as provided for herein shall constitute valid and effective personal service upon the Borrower and that the failure of any statutory agent to give any notice of such service to the Borrower shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Noth-ing herein shall, or shall be construed so as to, limit the right of the Banks to bring actions, suits or proceedings with respect to the obligations and liabilities of the Borrower under, or any other matter arising out of or in connection with, this Loan Agreement and/or the other Loan Instruments, or for recognition or enforce-ment of any judgment rendered in any such action, suit or proceed-ing, in the courts of whatever jurisdiction in which property of the Borrower may be found or as otherwise shall to the Requisite Banks seem appropriate, or to affect the rights to service of process in any jurisdiction in any manner permitted by law. In addition, the Borrower hereby irrevocably and unconditionally waives any objection which the Borrower may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Loan Agree-ment and/or the other Loan Instruments brought in the Circuit Court of Jefferson County, Kentucky or in the United States District
Court for the Western District of Kentucky, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding brought in either such court has been brought in an inconvenient forum.

		12.2. Role of the Banks. Notwithstanding any of the terms or conditions hereof or of the other Loan Instruments to the contrary, the Banks shall not have, and by their execution and acceptance of this Loan Agreement hereby expressly disclaim, any obligation or responsibility for the management, conduct or operation of the business and affairs of the Borrower. Any term or condition hereof, or of any of the other Loan Instruments, permitting the Banks to take or refrain from taking any action with respect to the Borrower shall be deemed solely to permit the Banks to audit and review the management, operation and conduct of the business and affairs of the Borrower, and may not be relied upon by any other Person. Further, the Banks shall not have, have not assumed, and by their execution and acceptance of this Loan
Agreement hereby expressly disclaim, any liability or responsibili-ty for the payment or performance of any indebtedness or obligation of the Borrower, and no term or condition hereof, or of any of the other Loan Instruments, shall be construed otherwise.

		12.3. Notices. All notices required or permitted to be given hereunder shall be given in writing and shall be personally delivered or sent by telecopier, by express courier service or by registered or certified United States mail, return receipt re-quested, postage prepaid, addressed as follows (or to such other address as to which any party hereto shall have given the other written notice):

If to the Borrower:		Steel Technologies Inc.
					15415 Shelbyville Road
					Louisville, KY 40245
					Attn: Mr. Kenneth Bates,
					Chief Financial Officer
					Telephone: (502) 245-2110
					Telecopy: (502) 245-3821

			  cc:	William E. Hellmann, Esq.
					Stites & Harbison
					Suite 1800
					400 West Market Street
					Louisville, KY 40202
					Telephone: (502) 587-3400
					Telecopy: (502) 587-6391

	If to the Banks:	At the telecopy number or address speci-
fied below the signature of the applica-ble Bank

			   cc:	Ms. Arlene M. Ohler
					Assistant Vice President
					Manager
					PNC Securities Corp.
					Multi-Bank Loan Administration
					One PNC Plaza
					Fifth Avenue and Wood Street
					Pittsburgh, PA 15265
					Telephone: (412) 762-3627
					Telecopy: (412) 762-8672

			   cc:	Arthur A. Rouse, Esq.
					Wyatt, Tarrant & Combs
					2700 Citizens Plaza
					Louisville, KY 40202
					Telephone: (502) 562-7508
					Telecopy: (502) 589-0309

		All notices hereunder shall be deemed given upon the earliest of (a) actual delivery in person or by telecopier, (b) one
(1) Business Day after delivery to an express courier service, or
(c) three (3) Business Days after having been deposited in the United States mails, in accordance with the foregoing.

		12.4. Ratable Sharing. Each Bank agrees with each other Bank that (i) with respect to all amounts received by them which are applicable to the payment of principal of or interest on the Revolving Loans and amounts payable in respect of the Letters of Credit or Commitment Fees, including, without limitation, all amounts received by such Bank pursuant to the exercise of the right of setoff pursuant to Section 8.2 hereof, equitable adjustment will be made so that, in effect, all such amounts will be shared among the Banks proportionately in accordance with their respective Pro Rata Shares whether received by voluntary payment, by the exercise of the right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any or all of the Obligations, and
(ii) if any of them shall exercise any right of counterclaim, set-off, banker's lien or similar right with respect to amounts owed by the Borrower hereunder or in respect of the Letters of Credit, that Bank shall apportion the amount recovered as a result of the exer-cise of such right pro rata in accordance with (a) all amounts outstanding at such time owed by the Borrower to it hereunder, and
(b) all amounts otherwise owed by the Borrower to it, and (iii) if any of them shall thereby through the exercise of any right of counterclaim, set-off, banker's lien or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bank-ruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal and interest due with respect to the Revolving Loans made by that Bank or amounts payable in respect of any Letter of Credit or any participation therein, or any other amount payable hereunder (collectively, the "Aggregate Amount Due" to such Bank), which is greater than the proportion received by any other Bank in respect of the Aggregate Amount Due to such other Bank, then the Bank receiving such proportionately greater payment shall (y) notify each other Bank and the Agent of such receipt and
(z) purchase participations (which it shall be deemed to have done simultaneously upon the receipt of such payment) in the Aggregate Amounts Due to the other Banks so that all recoveries of Aggregate Amounts Due shall be shared by the Banks in proportion to their respective Pro Rata Shares; provided that if all of part of such proportionately greater payment received by such purchasing Bank is thereafter recovered from such Bank, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that Bank to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any participant in respect of any Revolving Loan may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by the Borrower to that participant as fully as if that participant were a Bank in the amount of such participation held by that participant.

		12.5. Waiver. No course of dealing in respect of, nor any omission or delay in the exercise of, any right, power, remedy or privilege by the Banks shall operate as a waiver thereof, nor shall any right, power, remedy or privilege of the Banks be exclusive of any other right, power, remedy or privilege referred to herein or in any related document or now or hereafter available at law, in equity, in bankruptcy, by statute or otherwise. Each such right, power, remedy or privilege may be exercised by the Banks, either independently or concurrently with others, and as often and in such order as the Banks may deem expedient. No waiver or consent granted by the Banks in respect of this Loan Agreement, the Revolving Notes or the other Loan Instruments shall be binding upon the Banks unless specifically granted in writing by a duly authorized officer of each Bank, which writing shall be strictly construed.

		12.6. Survival of Representations and Warranties. All representations, warranties and covenants of the Borrower contained herein or in the other Loan Instruments or made pursuant hereto shall survive the execution and delivery of the Loan Instruments. Further, the indemnities set forth in Sections 5.11 and 11 hereof shall survive the payment of the Revolving Notes and the other Obligations.

		12.7. Invalidity. If any part of this Loan Agreement shall be adjudged invalid or unenforceable, whether in general or in any particular circumstance, then such partial invalidity or enforceability shall not cause the remainder of this Loan Agreement to be or to become invalid or unenforceable, and if a provision hereof is held invalid or unenforceable in one or more of its applications, the parties hereto agree that said provision shall remain in effect in all valid applications that are severable from the invalid or unenforceable application or applications.

		12.8. Assignment. This Loan Agreement may not be assigned by the Borrower without the prior written consent of the Banks. All rights of the Banks hereunder shall inure to the benefit of their respective permitted successors and assigns, and all obligations, covenants and agreements of the Borrower shall bind its successors and assigns, if any.

		12.9. Governing Law. This Loan Agreement and the rights and obligations of the parties hereunder shall, in all respects, be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

		12.10. Section Headings. The section headings of this Loan Agreement are inserted herein solely for convenience of reference and shall not affect the construction or interpretation of the provisions hereof.

		12.11. Entire Agreement. This Loan Agreement, the Revolving Notes and the other Loan Instruments constitute the entire agreement among the Banks and the Borrower with respect to the subject matter hereof.

		12.12. Costs and Expenses. The Borrower agrees to reimburse PNC for all charges, expenses, out-of-pocket costs and fees incurred by PNC in the preparation, negotiation, documenta-tion, amendment, execution and administration (other than the ordinary and customary expenses of administration) of this Loan Agreement and all other Loan Instruments, including without limitation: the reasonable fees of PNC's counsel and agreed loan or commitment fees. All obligations of the Borrower under this
Section 12.12 shall survive the termination or cancellation of this Loan Agreement for any reason whatsoever.

		12.13. Time of the Essence. Time shall be of the essence in the payment and performance of all of the Borrower's obligations under this Loan Agreement, the Revolving Notes and the other Loan Instruments.

		12.14. No Oral Modifications. This Loan Agreement may be modified only in writing executed by the Requisite Banks (or all of the Banks to the extent applicable) and the Borrower.

		12.15. Counterparts. This Loan Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

		12.16. Delivery to the Agent Only. Notwithstanding any provision or inference to the contrary set forth herein, all notices, financial statements, certificates, documents, instruments and other items or information required to be given, provided, furnished or delivered by the Borrower under this Loan Agreement shall be delivered solely to the Agent and not to all of the Banks, unless the Borrower at its sole option otherwise elects to deliver any such notices, financial statements, certificates, documents, instruments and other items or information to all of the Banks.

	[Signatures Commence on Next Page]

		IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed as of the day and year first above written.

						(the "Borrower")

						STEEL TECHNOLOGIES INC.

                                      By:________________________________
                                                      (signature)

                                      Name:______________________________
                                                     (type or print)

                                      Title:_____________________________
                                                     (type or print)



						("PNC")

						PNC BANK, KENTUCKY, INC.


                                        By:________________________________
                                                      (signature)

                                        Name:______________________________
                                                      (type or print)

                                        Title:_____________________________
                                                     (type or print)

                                    Address:        PNC Bank, Kentucky, Inc.
                                                    Citizens Plaza
                                                    500 West Jefferson Street
                                                    Louisville, KY 40202
                                                    Attn: Ralph A. Phillips
                                                    Vice President
                                                    Telephone: (502) 581-4543
                                                    Telecopy: (502) 581-2302



                                     ("National City")

                                       NATIONAL CITY BANK OF KENTUCKY
                                      By:________________________________
                                                    (signature)
                                      Name:______________________________
                                                  (type or print)

                                     Title:_____________________________
                                                   (type or print)

                                      Address:        101 South Fifth Street
                                                      Louisville, KY 40202
                                                      Attn: Deroy Scott
                                                      Vice President
                                                      Telephone: (502) 581-7821
                                                      Telecopy: (502) 581-4424


						("NBD")

						NBD BANK, N.A.


                                        By:________________________________
                                                   (signature)

                                        Name:______________________________
                                                  (type or print)

                                        Title:_____________________________
                                                  (type or print)

                                        Address:        One Indiana Square
                                                    Suite 302
                                                   Indianapolis, IN  46266
                                                    Attn: Randall K. Stephens
                                                    Telephone: (317) 266-6704
                                                    Telecopy: (317) 266-6042


						("SunTrust")

						SUNTRUST BANK, NASHVILLE, N.A.


                                           By:________________________________
                                                      (signature)

                                           Name:______________________________
                                                      (type or print)

                                          Title:_____________________________
                                                       (type or print)

                                       Address:        201 Fourth Avenue North
                                                       Nashville, TN 37219
                                                       Attn: Jeffrey L. Howard
                                                       Group Vice President
                                                       Telephone: (615) 748-5579
                                                       Telecopy: (615) 259-4119

                                               (collectively, the "Banks")



						(the "Agent")

						PNC BANK, KENTUCKY, INC., in its
capacity as Agent


                                        By:________________________________
                                                         (signature)

                                        Name:______________________________
                                                      (type or print)

                                       Title:_____________________________
                                                      (type or print)




E:\AAR\PNCAMD3.AGM

















	AMENDED AND RESTATED LOAN AGREEMENT


	Dated as of March 26, 1997


	by and among


	STEEL TECHNOLOGIES INC.


	and


	PNC BANK, KENTUCKY, INC.,
	NATIONAL CITY BANK OF KENTUCKY,
	NBD BANK, N.A., and
	SUNTRUST BANK, NASHVILLE, N.A.

	and

	PNC BANK, KENTUCKY, INC.,
	in its capacity as agent for the Banks

	TABLE OF CONTENTS

	Page


1.	Definitions and Cross Reference	  2

2.	Revolver.	 22

	2.1.		Revolving Loan Commitments; Revolving Loans;
			Line of Credit Commitment; Line of Credit
			Advances	 22
	2.2.		Interest on the Revolving Loans and the Line
			of Credit Advances	 29
	2.3.		Fees	 35
	2.4.		Prepayments and Payments; Reductions in
			Revolving Loan and Line of Credit Commitments	 36
	2.5.		Use of Proceeds	 38
	2.6.		Special Provisions Governing LIBOR Rate Loans	 38
	2.7.		Letters of Credit	 41
	2.8.		Increased Costs; Taxes; Capital Adequacy	 48
	2.9.		Banks' Obligation to Mitigate	 53
	2.10.	Records	 53
	2.11.	Swing Line Loans	 54

3.	Effective Date; Other Stipulations.	 58

	3.1.		Conditions to Effectiveness of Loan Agreement	 58
	3.2.		Conditions to All Letters of Credit	 59
	3.3.		Conditions to All Revolving Loans and
			Letters of Credit	 59

4.	Representations and Warranties	 60

	4.1.		Organization, Standing, etc.	 60
	4.2.		Qualification	 60
	4.3.		Use of Proceeds	 60
	4.4.		Intellectual Property	 60
	4.5.		Contracts; Labor Disputes	 61
	4.6.		Accuracy of Financial Reports	 61
	4.7.		Disclosure	 61
	4.8.		Tax Returns and Payments	 62
	4.9.		Indebtedness, etc.	 62
	4.10.	Title to Properties; Liens	 62
	4.11.	Operating Leases	 62
	4.12.	Litigation, etc.	 62
	4.13.	Authorization; Compliance with
			Other Instruments, etc.	 63
	4.14.	Enforceability	 63
	4.15.	Governmental Consent	 63
	4.16.	Investment Company Act Status	 64
	4.17.	Regulation G, etc.	 64
	4.18.	Holding Company Act	 64
	4.19.	Employee Retirement Income Security
			Act of 1974	 64
	4.20.	Environmental Matters	 64
	4.21.	Schedule of Guaranties	 65
	4.22.	Subsidiaries and Joint Ventures	 65
	4.23.	Events of Default	 65

5.	Affirmative Covenants	 65

	5.1.		Maintenance of Assets; Casualty Insurance	 66
	5.2.		Monetary Obligations	 66
	5.3.		Financial Statements and Other Reports	 67
	5.4.		Financial Records	 69
	5.5.		Permits, Certificates, Leases, Licenses, etc.	 69
	5.6.		Notice.	 70
	5.7.		Further Assurances	 70
	5.8.		Preservation of Existence, Leases, etc.	 70
	5.9.		Comprehensive General Liability Insurance	 70
	5.10.	Hazardous Materials	 71
	5.11.	Compliance by Consolidated Subsidiaries	 72
	5.12.	Delivery of Atlantic Guaranty	 72

6.	Negative Covenants	 72

	6.1.		Mergers	 72
	6.2.		Indebtedness	 73
	6.3.		Use of Assets	 73
	6.4.		Liens	 73
	6.5.		Investments, Loans, etc.	 75
	6.6.		Restricted Junior Payments	 77
	6.7.		Agreements and Licenses	 77
	6.8.		Consolidated Current Ratio	 77
	6.9.		Consolidated Total Debt to Consolidated
			Total Capitalization	 77
	6.10.	Consolidated Interest Expense and
			Consolidated Rent Expense Coverage Ratio	 77
	6.11.	Minimum Consolidated Tangible Net Worth	 77
	6.12.	Transactions with Affiliates	 78

7.	Events of Default; Acceleration	 78

8.	Remedies	 81

	8.1.		Defaults	 81
	8.2.		Offset	 81
	8.3.		Rights Cumulative	 82
	8.4.		Payment of Costs and Expenses	 82

9.	The Agent	 82

	9.1.		Appointment	 82
	9.2.		Delegation of Duties	 82
	9.3.		Nature of Duties; Independent Credit
			Investigation	 82
	9.4.		Actions in Discretion of the Agent;
			Instructions from the Banks	 83
	9.5.		Reimbursement and Indemnification of
			the Agent and the Banks by the Borrower	 83
	9.6.		Exculpatory Provisions	 84
	9.7.		Reimbursement and Indemnification of the
			Agent by the Banks	 85
	9.8.		Reliance by the Agent	 85
	9.9.		Notice of Default	 85
	9.10.	The Banks in Their Individual Capacities	 86
	9.11.	Holders of Revolving Notes	 86
	9.12.	Equalization of the Banks	 86
	9.13.	Successor Agent	 87
	9.14.	Calculations	 87
	9.15.	Beneficiaries	 87

10.	Assignments and Participations in Revolving Loans and
         Revolving Notes  88

11.	Indemnity	 90

12.	Miscellaneous	 91

	12.1.	Submission to Jurisdiction, etc.	 91
	12.2.	Role of the Banks	 92
	12.3.	Notices	 92
	12.4.	Ratable Sharing	 93
	12.5.	Waiver	 94
	12.6.	Survival of Representations and Warranties	 95
	12.7.	Invalidity	 95
	12.8.	Assignment	 95
	12.9.	Governing Law	 95
	12.10.	Section Headings	 95
	12.11.	Entire Agreement	 95
	12.12.	Costs and Expenses	 95
	12.13.	Time of the Essence	 96
	12.14.	No Oral Modifications	 96
	12.15.	Counterparts	 96
	12.16.	Delivery to the Agent Only	 96